Exhibit 10.1

EXECUTION COPY

Deal: 47103RAA5

Revolver: 47103RAB3

$1,250,000,000
AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 17, 2026

among

JANUS LIVING OP, LLC
and
CERTAIN SUBSIDIARIES,

as the Borrowers,

JANUS LIVING, INC.,

as Parent Guarantor,

the Guarantor Parties parties hereto,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer,

JPMORGAN CHASE BANK, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

CAPITAL ONE NATIONAL BANK,

THE HUNTINGTON NATIONAL BANK,

M&T BANK,

REGIONS BANK

and

U.S. BANK NATIONAL ASSOCIATION,
as Senior Managing Agents

BARCLAYS BANK PLC,

BNP PARIBAS,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

GOLDMAN SACHS BANK USA,

KEYBANK NATIONAL ASSOCIATION,

MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC.,

PNC BANK, NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA,

BANCO SANTANDER, S.A., NEW YORK BRANCH,

THE BANK OF NOVA SCOTIA

TD BANK, N.A.

and

TRUIST BANK,
as Co-Documentation Agents,

BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A.

and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Section	Page

Article I Definitions and Accounting Terms		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	39
1.03	Accounting Terms	39
1.04	Rounding	40
1.05	Exchange Rates; Currency Equivalents	40
1.06	[RESERVED]	41
1.07	[RESERVED]	41
1.08	Interest Rates; Licensing	41
1.09	Times of Day	41
1.10	Letter of Credit Amounts	41

Article II The Commitments and Credit Extensions		42
2.01	Committed Revolving Loans	42
2.02	Borrowings, Conversions and Continuations of Committed Revolving Loans	42
2.03	Letters of Credit	44
2.04	[Reserved]	54
2.05	[Reserved]	54
2.06	Prepayments	54
2.07	Termination or Reduction of Revolving Commitments	55
2.08	Repayment	56
2.09	Interest	56
2.10	Fees	57
2.11	Computation of Interest and Fees	57
2.12	Evidence of Debt	58
2.13	Payments Generally; Administrative Agent’s Clawback	59
2.14	Sharing of Payments by Lenders	61
2.15	Extension of Revolving Maturity Date	61
2.16	Increase in Revolving Commitments; Incremental Term Loans	62
2.17	Cash Collateral	65
2.18	Defaulting Lenders	66
2.19	Designated Borrowers	68

Article III Taxes, Yield Protection and Illegality		69
3.01	Taxes	69
3.02	Illegality	72
3.03	Inability to Determine Rates	73
3.04	Increased Costs	76
3.05	Compensation for Losses	78
3.06	Mitigation Obligations; Replacement of Lenders	78
3.07	Survival	79

Article IV Conditions Precedent to Credit Extensions		79
4.01	Conditions of Initial Credit Extension	79
4.02	Conditions to All Credit Extensions	81

i

Article V Representations and Warranties		82
5.01	Existence, Qualification and Power	82
5.02	Authorization; No Contravention	82
5.03	Governmental Authorization; Other Consents	83
5.04	Binding Effect	83
5.05	Financial Statements; No Material Adverse Effect	83
5.06	Litigation	83
5.07	No Default	84
5.08	Ownership of Property and Valid Leasehold Interests; Liens	84
5.09	Environmental Compliance	84
5.10	Insurance	84
5.11	Taxes	84
5.12	ERISA, etc. Compliance	84
5.13	Margin Regulations; Investment Company Act; REIT Status	85
5.14	Disclosure	86
5.15	Compliance with Laws	86
5.16	Intellectual Property; Licenses, Etc.	86
5.17	Use of Proceeds	87
5.18	Taxpayer Identification Number	87
5.19	Sanctions	87
5.20	Affected Financial Institution	87
5.21	Anti-Corruption Laws	87
5.22	Solvency	88
5.23	Subsidiaries	88
5.24	Designated Borrowers	88

Article VI Affirmative Covenants		89
6.01	Financial Statements	89
6.02	Certificates; Other Information	90
6.03	Notices	91
6.04	Payment of Taxes	92
6.05	Preservation of Existence, Etc.	92
6.06	Maintenance of Properties	92
6.07	Maintenance of Insurance	92
6.08	Compliance with Laws	93
6.09	Books and Records	93
6.10	Inspection Rights	93
6.11	Use of Proceeds	93
6.12	REIT Status	93
6.13	Employee Benefits	94
6.14	Anti-Corruption Laws	94
6.15	Guarantors	95

Article VII Negative Covenants		95
7.01	Liens	95
7.02	[Reserved]	97
7.03	Indebtedness	97
7.04	Fundamental Changes	97
7.05	Dispositions	98
7.06	Restricted Payments	98
7.07	Change in Nature of Business	99
7.08	Transactions with Affiliates	99
7.09	Burdensome Agreements	99
7.10	Financial Covenants	100
7.11	Sanctions	100
7.12	Anti-Corruption Laws	101

Article VIII Events of Default and Remedies		101
8.01	Events of Default	101
8.02	Remedies Upon Event of Default	104
8.03	Application of Funds	104

Article IX Administrative Agent		105
9.01	Appointment and Authority	105
9.02	Rights as a Lender	105
9.03	Exculpatory Provisions	106
9.04	Reliance by Administrative Agent	106
9.05	Delegation of Duties	107
9.06	Resignation of Administrative Agent	107
9.07	Non-Reliance on Administrative Agent, the Arrangers and Other Lenders	108
9.08	No Other Duties, Etc.	109
9.09	Administrative Agent May File Proofs of Claim	109
9.10	Recovery of Erroneous Payments	109
9.11	Guaranty Matters	110

Article X Miscellaneous		110
10.01	Amendments, Etc.	110
10.02	Notices; Effectiveness; Electronic Communication	113
10.03	No Waiver; Cumulative Remedies	115
10.04	Expenses; Indemnity; Damage Waiver	116
10.05	Payments Set Aside	118
10.06	Successors and Assigns	118
10.07	Treatment of Certain Information; Confidentiality	123
10.08	Right of Setoff	124
10.09	Interest Rate Limitation	124
10.10	Integration; Effectiveness	124
10.11	Survival of Representations and Warranties	124
10.12	Severability	125
10.13	Replacement of Lenders	125
10.14	Governing Law; Jurisdiction; Etc.	126
10.15	Waiver of Jury Trial	127
10.16	No Advisory or Fiduciary Responsibility	127
10.17	USA Patriot Act, Canadian AML Acts and Beneficial Ownership Regulation Notice	127
10.18	Delivery of Signature Page	128
10.19	Judgment Currency	128
10.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	128
10.21	Electronic Execution; Electronic Records; Counterparts	129
10.22	[RESERVED]	129
10.23	Lender Representations	129
10.24	Acknowledgement Regarding Any Supported QFCs	130
10.25	Appointment of Company	131
10.26	Keepwell	131
10.27	No Novation	132

Article XI Continuing Guaranty		133
11.01	Guaranty	133
11.02	Rights of Lenders	133
11.03	Certain Waivers	134
11.04	Obligations Independent	134
11.05	Subrogation	134
11.06	Termination; Reinstatement	135
11.07	Stay of Acceleration	135
11.08	Condition of Borrowers	135
11.09	Release of Parent Entity Guarantors	135

Article XII Subsidiary Guarantor Continuing Guaranty		136
12.01	Guaranty	136
12.02	Rights of Lenders	136
12.03	Certain Waivers	137
12.04	Obligations Independent	137
12.05	Subrogation	137
12.06	Termination; Reinstatement	137
12.07	Stay of Acceleration	138
12.08	Condition of Borrowers	138
12.09	Subordination	138
12.10	Release of Subsidiary Guarantors	138

Article XIII COMPANY’s Continuing Guaranty		139
13.01	Guaranty	139
13.02	Rights of Lenders	139
13.03	Certain Waivers	139
13.04	Obligations Independent	139
13.05	Subrogation	139
13.06	Termination; Reinstatement	140
13.07	Stay of Acceleration	140
13.08	Condition of Borrowers	140
13.09	Release of Company	140

SCHEDULES

2.01	Commitments and Applicable Percentages
5.23	Subsidiaries
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Revolving Note
C	Compliance Certificate
D	Assignment and Assumption
E	Designated Borrower Request and Assumption Agreement
F	Designated Borrower Notice

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 17, 2026 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among JANUS LIVING OP, LLC, a Maryland limited liability company (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.19 (each a “Designated Borrower”; and together with the Company, the “Borrowers” and each a “Borrower”), JANUS LIVING, INC., a Maryland corporation, the lending institutions party hereto from time to time (each, a “Lender” and collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer, JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, BARCLAYS BANK PLC, BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS BANK USA, KEYBANK NATIONAL ASSOCIATION, MIZUHO BANK, LTD., MORGAN STANLEY SENIOR FUNDING, INC., PNC BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA, BANCO SANTANDER, S.A., NEW YORK BRANCH, THE BANK OF NOVA SCOTIA, TD BANK, N.A. and TRUIST BANK, as Co-Documentation Agents, and CAPITAL ONE NATIONAL BANK, THE HUNTINGTON NATIONAL BANK, M&T BANK, REGIONS BANK and U.S. BANK NATIONAL ASSOCIATION, as Senior Managing Agents.

WHEREAS, a revolving credit facility was established pursuant to the terms of the Existing Credit Agreement (hereafter defined); and

WHEREAS, the Company has requested that the Lenders provide a revolving credit facility in the amount of $1,250,000,000 pursuant to the terms of this Agreement in amendment and restatement of the Existing Credit Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affected Loan” has the meaning specified in Section 3.02.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Senior Managing Agents and the L/C Issuer.

“Aggregate Commitments” means, at any date of determination, the sum of the Aggregate Revolving Commitments and any unused commitments effective pursuant to Section 2.16 in respect of any Incremental Term Loans on such date.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Revolving Lenders, which as of the Closing Date are $1,250,000,000, which may be increased pursuant to Section 2.16 or decreased pursuant to Section 2.07.

“Agreed Currency” means Dollars or Canadian Dollars, as applicable.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.

“Alternative Currency Sublimit” means, at any time, an amount equal to the lesser of (a) the Aggregate Revolving Commitments at such time and (b) $250,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Alternative Currency Term Rate Loan, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the Rate Determination Date with a term equivalent to such Interest Period; provided if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Committed Revolving Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” Committed Revolving Loans that are Alternative Currency Term Rate Loans must be denominated in Canadian Dollars.

“Anti-Corruption Laws” has the meaning specified in Section 5.21.

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any relevant Governmental Authority having jurisdiction over the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity and (b) with respect to Canadian Dollars, the applicable administrator for the Relevant Rate for Canadian Dollars or any relevant Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Designated Borrower Documents” has the meaning specified in Section 5.24.

“Applicable Percentage” means, with respect to Revolving Loans and L/C Obligations, for each Revolving Lender at any time, subject to adjustment as provided in Section 2.18, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Revolving Lender’s Revolving Commitment and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that, if the Revolving Commitment of each Revolving Lender has been terminated in full or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender in effect immediately prior to such termination or expiration, giving effect to any subsequent assignments. The Applicable Percentages of each Lender under the Revolving Facility as of the Closing Date are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or the New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for Revolving Loans:

(a)            From time to time at any time prior to the Investment Grade Election Effective Date, the number of basis points per annum set forth immediately below:

Revolving Loans and Letter of Credit Fees
Pricing Level	Leverage Ratio	Applicable Rate for Alternative Currency Term Rate Loans, Term SOFR Loans, Daily SOFR Loans and Letter of Credit Fees	Applicable Rate for Base Rate Loans
1	< 0.30 to 1.00	105.0 bps	5.0 bps

2	> 0.30 to 1.00 and < 0.35 to 1.00	110.0 bps	10.0 bps

3	> 0.35 to 1.00 and < 0.40 to 1.00	115.0 bps	15.0 bps

4	> 0.40 to 1.00 and < 0.45 to 1.00	120.0 bps	20.0 bps

5	> 0.45 to 1.00 and < 0.50 to 1.00	125.0 bps	25.0 bps

6	> 0.50 to 1.00 and < 0.55 to 1.00	130.0 bps	30.0 bps

7	> 0.55	155.0 bps	55.0 bps

Any increase or decrease in the Applicable Rate under this clause (a) resulting from a change in the Leverage Ratio shall become effective as of the third (3rd) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 6 shall apply as of the third (3rd) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (any such period, a “Delayed Financials Delivery Period”), after which the Pricing Level shall be determined in accordance with the table above as applicable (provided that if such Compliance Certificate reflects a determination of Pricing Level 7, Pricing Level 7 shall be deemed applicable during the Delayed Financials Delivery Period).

The Applicable Rate in effect from the Closing Date through the third (3rd) Business Day immediately following the Administrative Agent’s receipt of the Compliance Certificate for the fiscal quarter ending June 30, 2026 shall be determined based upon Pricing Level 1 above (unless the pro forma Leverage Ratio specified in the Closing Compliance Certificate or such other interim financial statements indicates that a different Pricing Level should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period under this clause (a) shall be subject to the provisions of Section 2.11(b).

(b) From time to time at any time on and after the Investment Grade Election Effective Date, the number of basis points per annum set forth immediately below:

Revolving Loans and Letter of Credit Fees
Pricing Level	Debt Ratings (S&P/Moody’s/Fitch)	Applicable Rate for Alternative Currency Term Rate Loans, Term SOFR Loans, Daily SOFR Loans and Letter of Credit Fees	Applicable Rate for Base Rate Loans
1	≥A / ≥A2 / ≥A	65.0 bps	0 bps

2	A- / A3 / A-	67.5 bps	0 bps

3	BBB+ / Baa1 / BBB+	72.5 bps	0 bps

4	BBB / Baa2 / BBB	80.0 bps	0 bps

5	BBB- / Baa3 / BBB-	100.0 bps	0 bps

6	<BBB- / <Baa3 / <BBB- or non-rated	135.0 bps	35.0 bps

For purposes of this clause (b), the term “Debt Rating” means, as of any date of determination, the rating by S&P, Moody’s or Fitch of the Company’s non-credit enhanced, senior unsecured long-term debt; provided that, if at any time when the Company has only two (2) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between such Debt Ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used, and (B) if the difference between such Debt Ratings is two or more ratings categories (e.g., Baa1 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the median of the applicable Debt Ratings were used. If at any time when the Company has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used, and (B) if the difference between such Debt Ratings is two or more ratings categories (e.g., Baa1 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used; provided that, if such average is not a recognized rating category, then the Applicable Rate shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to the definition of “Investment Grade Election Effective Date”. Thereafter, each change in the Applicable Rate shall occur on the first Business Day following the effective change in the Debt Rating.

“Applicable Time” means, with respect to any Borrowings and payments in Canadian Dollars, the local time in the place of settlement for Canadian Dollars as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.19(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., JPMorgan and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Financing Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Financing Lease.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, in respect of the Revolving Facility, the period from and including the Closing Date to and including the earliest of (i) the Business Day preceding the Revolving Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.07, and (iii) the date of termination of the commitment of each Revolving Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR (as defined in clause (b) of the definition thereof) plus 1% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If at any time of determination, the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate at such time shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Committed Revolving Loan” means a Committed Revolving Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans are available only to the Company and shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of California or the State of New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located, and (a) if such day relates to any interest rate settings as to an Alternative Currency Term Rate Loan, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the applicable interbank market for such currency; and (b) if such day relates to any fundings, disbursements, settlements and payments in respect of an Alternative Currency Term Rate Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of such Alternative Currency Term Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in Toronto, Ontario.

“Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains or has ever contained a “defined benefit provision” as such term is defined in Section 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollar” and “CAD” mean the lawful currency of Canada.

“Canadian Pension Plan” means a pension plan or plan that is subject to applicable pension benefits legislation in any jurisdiction of Canada and that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Loan Party or any Subsidiary thereof.

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize.”

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the L/C Issuer (as applicable) and the Revolving Lenders, as collateral for L/C Obligations, Obligations in respect of Revolving Loans denominated in Canadian Dollars, or obligations of Revolving Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the Closing Date, and with respect to any Person in particular, after the date such Person becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) one or more members of the Healthpeak Group or any of its Subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of the Parent Guarantor (which equity securities have ordinary voting powers to elect a majority of the members of the board of directors or equivalent governing body of the Parent Guarantor (irrespective of whether at such time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency)) on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and the Borrowers shall not have repaid all of the outstanding Obligations in full in cash (other than contingent Obligations that are not then due and payable), Cash Collateralized all outstanding Letters of Credit in an amount equal to one hundred percent (100%) of the then current L/C Obligations and terminated the Aggregate Commitments within forty-five (45) days after such “person” or “group” shall have become the “beneficial owner” of such percentage of such stock;

(b)           during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Guarantor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved or recommended by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved or recommended by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (it being acknowledged and agreed that the election and nomination of any member of the board of directors or other equivalent governing body of the Parent Guarantor whose election or nomination to that board or governing body was approved or recommended by Healthpeak Properties, Inc., or any other member of the Healthpeak Group or any Subsidiary thereof (or any board of directors or other equivalent governing body thereof), shall not violate this clause (b));

(c)           the Parent Guarantor shall, at any time, cease to Control the Borrowers; or

(d)           the Company shall, at any time, cease to own, directly or indirectly, 100% of the Equity Interests of any other Borrower.

“Class” when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Committed Revolving Loans or a specific tranche of Incremental Term Loans.

“Closing Compliance Certificate” has the meaning specified in Section 4.01(a)(vii).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CME” means CME Group Benchmark Administration Limited.

“Co-Documentation Agent” means each of Barclays Bank PLC, BNP Paribas, Crédit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, Keybank National Association, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, Royal Bank of Canada, Banco Santander, S.A., New York Branch, The Bank of Nova Scotia, TD Bank, N.A., and Truist Bank, in their capacities as Co-Documentation Agents.

“Co-Syndication Agent” means each of JPMorgan and Wells Fargo, in their capacities as Co-Syndication Agents.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Financial Statements” means the unaudited pro forma combined balance sheet of the Janus Living Predecessor (as set forth in the Form S-11) for the fiscal period ended December 31, 2025, and the related combined statement of operations for such fiscal year of the Janus Living Predecessor, including the notes thereto as set forth in the Form S-11.

“Commitment” means a Revolving Commitment or any unused commitment effective pursuant to Section 2.16 in respect of any Incremental Term Loans, as the context may require.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and the same Class, in the same currency and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period made by each of the Lenders of such Class pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Revolving Loans of the same Class from one Type to another Type, or (c) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, in each case provided to the Administrative Agent pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Committed Revolving Loan” has the meaning specified in Section 2.01 and includes Committed Revolving Loans pursuant to Section 2.03.

“Communication” means this Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term CORRA or any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate,” “Daily SOFR”, “Daily Simple SOFR,” “SOFR,” “Term CORRA,” “Term CORRA Rate,” “Term SOFR,” “Term SOFR Screen Rate,” “Interest Period,” “Relevant Rate,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices, and the applicability and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (after consultation in good faith with the Company), to reflect the adoption and implementation of such applicable rate(s) and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent (after consultation in good faith with the Company) determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Intangible Assets” means, as of any date of determination, an amount equal to the Intangible Assets of the Group on a consolidated basis.

“Consolidated Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Group, as determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Group on a consolidated basis, an amount equal to (a) Consolidated Shareholders’ Equity on such date plus (b) accumulated depreciation and amortization, determined on a consolidated basis in accordance with GAAP, on such date, minus (c) Consolidated Intangible Assets on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Unencumbered Pool Entity” means any Unencumbered Pool Entity whose Unencumbered Asset Value is included in the calculation of Enterprise Unencumbered Asset Value. For the avoidance of doubt, (a) each Subsidiary of the Company the assets of which are included in the calculation of “Enterprise Unencumbered Asset Value” shall be required to be a Covered Unencumbered Pool Entity and (b) “Covered Unencumbered Pool Entity” shall include any Unsecured Debt Subsidiary.

“Covered Party” has the meaning specified in Section 10.24.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” means, with respect to any applicable determination date, a rate per annum equal to the Secured Overnight Financing Rate published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Daily SOFR Loan” means a Loan that bears interest at a rate based on Daily SOFR.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“deemed year” has the meaning specified in Section 2.09(d).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Daily SOFR Loan, a Term SOFR Loan or an Alternative Currency Term Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of (x) its Loans or (y) participations in respect of L/C Obligations, in each case within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of clause (x) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the L/C Issuer that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notice or public statement states that such position is based on such Lender’s good faith determination that a condition precedent (each of which conditions precedent, together with any applicable default, shall be specifically identified in such notice or public statement) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing in a manner satisfactory to the Administrative Agent and the Company that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer and each other Lender promptly following such determination.

“Delaware Divided LLC” means any Delaware LLC that has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” means the notice substantially in the form of Exhibit F attached hereto.

“Designated Borrower Request and Assumption Agreement” means the notice substantially in the form of Exhibit E attached hereto.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, the Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Development Property” means any real property in which the development and construction with respect thereto are not complete.

“Disclosed Matters” means any event, circumstance, condition or other matter expressly disclosed in the reports and other documents furnished to or filed with the SEC by the Parent Guarantor, the Company or any of their Subsidiaries and that are publicly available on or prior to the Closing Date.

“Disposition” or “Dispose” means the sale, transfer or assignment (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division, in any case other than sales or other dispositions of assets in the ordinary course of business.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days following the latest Maturity Date at the time of the issuance of such Equity Interest; provided, however, that (i) only the portion of such Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be a Disqualified Equity Interest, (ii) if such Equity Interests are issued to any current or former employees or other service providers or to any plan for the benefit of employees, directors, officers, members of management or consultants (including any equity or incentive compensation or benefit plan) of the Parent Guarantor, the Company or any of their Subsidiaries or by any such compensation or plan to such current or former employees, other service providers, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such current or former employee’s, other service provider’s, director’s, officer’s, management member’s or consultant’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests, and (iv) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to such date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days following the latest Maturity Date at the time of the issuance of such Equity Interest.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“EBITDA” means, for any period, for a Person and its Subsidiaries on a consolidated basis, an amount equal to, without duplication, the Net Income of such Person and its Subsidiaries for such period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense of such Person and its Subsidiaries for such period, (ii) the provision for Federal, state, local and foreign taxes on or measured by income of such Person and its Subsidiaries for such period (whether or not payable during that period), (iii) depreciation and amortization expense for such period and (iv) expenses of such Person and its Subsidiaries reducing such Net Income during such period which do not represent a cash expenditure in such period or any prior or future period and minus (b) (i) all items of such Person and its Subsidiaries increasing Net Income for such period which do not represent a cash receipt in such period or any prior or future period and (ii) any addition to EBITDA pursuant to clause (a)(ii) above taken or payable during such period to the extent added to EBITDA in any prior or future period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning specified in Section 10.21.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU Legislation” means the legislation of the European Union relating to the Economic and Monetary Union.

“Enterprise EBITDA” means, for any period, the sum of (a) EBITDA of the Group on a consolidated basis for such period plus (b) without duplication, the Company’s Pro Rata Share of EBITDA of each Material Joint Venture for such period.

“Enterprise Fixed Charges” means, for any period, with respect to the Group on a consolidated basis, the sum of, without duplication, (a) Enterprise Interest Expense paid in cash during such period plus (b) Scheduled Principal Payments during such period plus (c) cash dividends and distributions in respect of preferred stock of the Group during such period (but excluding (i) redemption payments or charges in connection with the redemption of preferred stock and (ii) amounts paid to the Parent Guarantor, the Company or any of their respective Subsidiaries); provided that Enterprise Fixed Charges shall not include (i) any amounts with respect to any Intercompany Indebtedness, (ii) gains and losses from unwinding or break-funding of Swap Contracts, (iii) write-offs of unamortized deferred financing fees, (iv) prepayment fees, premiums and penalties, and (v) other unusual or non-recurring items as are reasonably acceptable to the Administrative Agent and the Required Lenders.

“Enterprise Gross Asset Value” means, as of any date of determination, the sum of (a) Gross Asset Value of the Group on a consolidated basis plus (b) without duplication, the Company’s Pro Rata Share of Gross Asset Value of each Material Joint Venture; provided that (i) without duplication, for purposes of calculating the Leverage Ratio, Enterprise Gross Asset Value shall not include the aggregate amount of unrestricted cash and cash equivalents deducted in the calculation of Enterprise Total Indebtedness pursuant to the first proviso of the definition of “Enterprise Total Indebtedness”, and (ii) for purposes of any determination of Enterprise Gross Asset Value (x) to the extent the amount of Enterprise Gross Asset Value attributable to Joint Ventures would exceed 25% of Enterprise Gross Asset Value, such excess shall be excluded (it being understood and agreed, that for purposes of this clause (x) the Loan Parties’ Investment in any Joint Venture will be valued at book value as shown on the consolidated balance sheet of the Parent Guarantor, as determined in accordance with GAAP), and (y) to the extent the amount of Enterprise Gross Asset Value attributable to Development Properties would exceed 35% of Enterprise Gross Asset Value, such excess shall be excluded.

“Enterprise Interest Expense” means, for any period, the sum of (a) Interest Expense of the Group on a consolidated basis for such period plus (b) without duplication, the Company’s Pro Rata Share of Interest Expense of each Material Joint Venture for such period.

“Enterprise Secured Debt” means, as of any date of determination, that portion of Enterprise Total Indebtedness that is subject to a Lien (other than Permitted Specified Liens); provided that in no event shall the Obligations hereunder and under the other Loan Documents constitute “Enterprise Secured Debt” solely as a result of any security interest granted to the Administrative Agent or the L/C Issuer, solely in any Cash Collateral or any account or other property, including proceeds thereof, established for the purpose of securing obligations in respect of Letters of Credit, exchange rate fluctuations or otherwise to the extent required pursuant to any of the cash collateralization provisions of the Loan Documents.

“Enterprise Total Indebtedness” means, as of any date of determination, an amount equal to, without duplication, (a) Indebtedness of the Group on a consolidated basis outstanding on such date, plus (b) without duplication, the Company’s Pro Rata Share of Indebtedness of each Material Joint Venture outstanding on such date; provided that for purposes of calculating the Leverage Ratio, (x) clause (a) shall be reduced by the aggregate amount of (i) all unrestricted cash and cash equivalents of the Group and (ii) escrow and other deposits to the extent available on such date for the repayment of any of the Indebtedness included in the calculation of clause (a) above up to an amount in the aggregate for this clause (x) not to exceed the aggregate amount of Indebtedness reflected in clause (a) above maturing in the immediately succeeding 24 months and (y) clause (b) shall be reduced by the aggregate amount of (i) all unrestricted cash and cash equivalents of each such applicable Material Joint Venture and (ii) escrow and other deposits to the extent available on such date for the repayment of any of the Indebtedness included in the calculation of clause (b) above up to an amount in the aggregate for this clause (y) not to exceed the aggregate amount of Indebtedness reflected in clause (b) above maturing in the immediately succeeding 24 months; provided, further, that Enterprise Total Indebtedness shall not include accounts payable, intracompany debt, dividends and distributions declared but not payable, security deposits, accrued liabilities or prepaid rent, each as defined in accordance with GAAP.

“Enterprise Unencumbered Asset Value” means, as of any date of determination, the sum of (a) Unencumbered Asset Value of the Group on a consolidated basis plus (b) without duplication, the Company’s Pro Rata Share of Unencumbered Asset Value of each Material Joint Venture; provided that for purposes of any determination of Enterprise Unencumbered Asset Value (x) to the extent the amount of Enterprise Unencumbered Asset Value attributable to Joint Ventures would exceed 25% of Enterprise Unencumbered Asset Value, such excess shall be excluded (it being understood and agreed, that for purposes of this clause (x) the Loan Parties’ Investment in any Joint Venture will be valued at book value as shown on the consolidated balance sheet of the Parent Guarantor, as determined in accordance with GAAP), and (y) to the extent the amount of Enterprise Unencumbered Asset Value attributable to Development Properties would exceed 35% of Enterprise Unencumbered Asset Value, such excess shall be excluded.

“Enterprise Unsecured Debt” means, as of any date of determination, that portion of Enterprise Total Indebtedness that is not Enterprise Secured Debt or a Guarantee of Enterprise Secured Debt.

“Enterprise Unsecured Interest Expense” means, for any period, Interest Expense of the Group attributable to Enterprise Unsecured Debt for such period.

“Environmental Laws” means any and all Federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person (but excluding any debt security that is convertible into or exchangeable for capital stock).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate in excess of the Threshold Amount.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligations” means, with respect to any Guarantor Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor Party of, or the grant by such Guarantor Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.26 and any other “keepwell”, support or other agreement for the benefit of such Guarantor Party and any and all guarantees of the Guarantor Party’s Swap Obligations by other guarantors (if any)) at the time the Guaranty of such Guarantor Party, or grant by such Guarantor Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes in each case (i) imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) any backup withholding tax that is required to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (e) any Canadian federal withholding Tax imposed on a Lender by reason of (i) such Lender not dealing at arm’s length (within the meaning of the Income Tax Act (Canada) with a Loan Party at the time of such payment, (ii) such Lender being a “specified non-resident shareholder” of a Loan Party or not dealing at arm’s length with a “specified shareholder” of a Loan Party (in each case, within the meaning of subsection 18(5) of the Income Tax Act (Canada)) at the time of such payment, or (iii) a Loan Party being a “specified entity” pursuant to paragraph (b) of the definition thereof (as defined in subsection 18.4(1) of the Income Tax Act (Canada)) in respect of such Lender at the time of such payment (other than where the non-arm’s length relationship, the Lender being a “specified non-resident shareholder” or not dealing at arm’s length with a “specified shareholder” of a Loan Party, or a Loan Party being a “specified entity” in respect of such Lender, as the case may be, arises solely as a result of the Lender having become a party to, received or perfected a security interest under, or received or enforced any rights under, any Loan Document), and (f) Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 23, 2026, among the Company and certain Subsidiaries, as borrowers, the Parent Guarantor, the other guarantor parties party thereto, Bank of America, as administrative agent and issuing bank, and the lenders and other agents party thereto, as amended, amended and restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Revolving Notes” means the “Revolving Notes” as defined in the Existing Credit Agreement.

“Extended Letter of Credit” means any Letter of Credit with an expiration date occurring up to one year beyond the Letter of Credit Expiration Date pursuant to the terms of Section 2.03(a)(ii)(B).

“Facility Fee Rate” means (a) at any time prior to the Investment Grade Election Effective Date, the number of basis points per annum set forth in the following table, with reference to the Pricing Levels set forth in clause (a) of the definition of “Applicable Rate” as applicable at any time prior to the Investment Grade Election Effective Date:

Pricing Level	Facility Fee
1	15.0 bps
2	15.0 bps
3	20.0 bps
4	20.0 bps
5	25.0 bps
6	30.0 bps
7	35.0 bps

and (b) at any time on and after the Investment Grade Election Effective Date, the number of basis points per annum set forth in the following table, with reference to the Pricing Levels set forth in clause (b) of the definition of “Applicable Rate” as applicable at any time on and after the Investment Grade Election Effective Date:

Pricing Level	Facility Fee
1	10.0 bps
2	12.5 bps
3	15.0 bps
4	20.0 bps
5	25.0 bps
6	30.0 bps

“Facility Lease” means a lease or sublease (including any master lease) with respect to any Property owned or ground leased by any Loan Party or any Subsidiary thereof as lessor, to a third party tenant, which is a triple-net lease such that such tenant is required to pay all taxes, utilities, insurance (including casualty insurance), maintenance and other customary expenses with respect to the subject Property (whether in the form of reimbursements, additional rent or otherwise) in addition to the base rental payments required thereunder such that net operating income to such Loan Party for such Property (before non-cash items) equals the base rent paid thereunder.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financing Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a financing lease on the balance sheet of that Person.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Fixed Charge Coverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Enterprise EBITDA for the twelve-month period ending on such date to (b) Enterprise Fixed Charges for the twelve-month period ending on such date.

“Foreign Lender” means, with respect to any Borrower (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form S-11” means the Registration Statement on Form S-11 filed by the Parent Guarantor, as amended as of March 17, 2026.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, an amount equal to such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations, less the amount of such L/C Obligations as to which such Defaulting Lender has funded its participation obligation or as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Gross Asset Value” means, as of any date of determination, an amount equal to (a) all assets of a Person and its Subsidiaries as determined in accordance with GAAP plus (b) all accumulated depreciation and accumulated amortization associated with such assets minus (c) Intangible Assets of such Person and its Subsidiaries.

“Group” means the Parent Guarantor, the Company and their respective Subsidiaries.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any payment obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01, Section 12.01 or Section 13.01 as the context may require.

“Guarantor Party” means each of the Parent Guarantor, any Parent Subsidiary Guarantor and each Subsidiary Guarantor; and “Guarantor Parties” means all of them collectively.

“Guaranty” means, as the context may require, (a) the Guarantee made by the Parent Guarantor under Article XI in favor of the Administrative Agent and the Lenders, (b) the Guarantee made by each Subsidiary Guarantor under Article XII in favor of the Administrative Agent and the Lenders or (c) the Guarantee made by the Company under Article XIII in favor of the Administrative Agent and the Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthpeak Group” means Healthpeak Properties, Inc., Healthpeak OP, LLC, DOC DR Holdco, LLC, DOC DR, LLC, and any of their respective direct or indirect wholly-owned Subsidiaries that is not a Subsidiary of Parent Guarantor.

“HMT” has the meaning specified in the definition of “Sanction(s).”

“Honor Date” has the meaning specified in Section 2.03(b)(v).

“Increase Effective Date” has the meaning specified in Section 2.16(d).

“Incremental Term Loan” has the meaning specified in Section 2.16(a).

“Incremental Term Loan Amendment” has the meaning specified in Section 2.16(e)(iii).

“Indebtedness” means, at any time and with respect to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including, without limitation, recourse and non-recourse mortgage debt;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           aggregate net obligations of such Person under Swap Contracts;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and other accrued obligations in the ordinary course of business and (ii) liabilities with respect to earnouts, reimbursements, true-ups and other similar obligations incurred in connection with the purchase or sale of assets except to the extent such liabilities are required to appear on the balance sheet of such Person prepared in accordance with GAAP);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the value of the property encumbered by such Lien;

(f)            Financing Leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person (other than OP units or LTIP units issued by such Person) at any time prior to the date that is six (6) months after the latest Maturity Date then in effect (other than obligations that can solely be satisfied by delivery of Equity Interests of such Person), valued, in the case of a redeemable preferred interest, at the liquidation preference thereof; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date (which shall be a positive number if such amount would be owed by the Parent Guarantor, the Company or any of their respective Subsidiaries and a negative number if such amount would be owed to the Parent Guarantor, the Company or any of their respective Subsidiaries) and the net obligations under Swap Contracts shall not be less than zero and (ii) the amount of any Financing Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Any liability will be excluded so long as it is (1) secured by a letter of credit issued for the benefit of the Parent Guarantor, the Company or any of their respective Subsidiaries in form and substance and from a financial institution reasonably acceptable to the Administrative Agent, but only to the extent neither the Parent Guarantor, the Company nor any of their respective Subsidiaries has liability therefor, (2) any obligation (including obligations under so called “sandwich leases”) against which a third party indemnifies the Parent Guarantor, the Company or any of their respective Subsidiaries, or guarantees all loss suffered by the Parent Guarantor, the Company or any of their respective Subsidiaries on account thereof, to the extent the indemnitor or guarantor has the financial wherewithal to satisfy its obligation, or (3) otherwise acceptable as a “Covered Liability” in the reasonable discretion of the Administrative Agent and the Required Lenders.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Initial Revolving Maturity Date” has the meaning specified in Section 2.15(a).

“Intangible Assets” means, as of any date of determination, assets of a Person and its Subsidiaries that are classified as intangible assets under GAAP, but excluding interests in real estate that are classified as intangible assets in accordance with GAAP.

“Intercompany Indebtedness” means, as of any date, Indebtedness to which the only parties are the Parent Guarantor, the Company and/or any of their respective Subsidiaries as of such date and which, if the Parent Guarantor or any Borrower is the borrower with respect to such Indebtedness, is subordinated to the obligations under this Agreement and the other Loan Documents.

“Interest Expense” means, for any period, for a Person and its Subsidiaries on a consolidated basis, the sum, without duplication, of all (a) interest expense for such period determined in accordance with GAAP (but excluding, to the extent included in Interest Expense, (i) any charges resulting from settlement of options to repurchase remarketable bonds, (ii) remaining unamortized fees paid pursuant to the Existing Credit Agreement and (iii) amortization of deferred financing fees, amortization of debt discounts and swap breakage costs) and (b) interest that is capitalized in such period in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Term SOFR Loan or Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that, if any Interest Period for a Term SOFR Loan or Alternative Currency Term Rate Loan exceeds three months, then the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, Daily SOFR Loan, the last Business Day of each calendar quarter and the applicable Maturity Date.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months (or (i) if requested by the applicable Borrower and agreed to by all Lenders, 12 months or (ii) in the case of any Alternative Currency Term Rate Loan, one or three months) thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Election Effective Date” means the first Business Day following the date on which the Company has delivered to the Administrative Agent (and the Administrative Agent shall promptly provide a copy of such notice to the Lenders) a certificate signed by a Responsible Officer of the Company (a) certifying that the Investment Grade Rating Criteria has been satisfied (which certification shall also set forth the Debt Rating(s) as in effect, if any, from each of S&P and Moody’s as of such date) and (b) notifying the Administrative Agent that the Company has irrevocably elected to have the Applicable Rate as determined pursuant to clause (b) of the definition of “Applicable Rate” apply to the pricing of the Revolving Facility.

“Investment Grade Rating Criteria” means a Debt Rating of either (a) BBB- or higher from S&P or (b) Baa3 or higher from Moody’s, in each case, applicable to the Company’s non-credit enhanced, senior unsecured long-term debt.

“IP Rights” has the meaning specified in Section 5.16.

“IPO” means the underwritten public offering of Equity Interests constituting common stock of the Parent Guarantor that results in such Equity Interests being traded on the New York Stock Exchange or other nationally-recognized stock exchange and the use of proceeds therefrom, in each case substantially as described in the Form S-11 for such offering.

“IPO Transactions” means the IPO and the related transactions (including the “formation transactions” (as defined in the Form S-11)) expressly contemplated by, and consummated in accordance with, the terms of the Form S-11.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means any Person in which the Company, directly or indirectly, has an ownership interest but does not consolidate the assets or income of such Person in preparing its consolidated financial statements.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of Bank of America and any other Revolving Lender designated by the Company (to the extent such Lender has accepted such designation) and acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld), in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. For the avoidance of doubt, references to “L/C Issuer” in this Agreement shall refer to the L/C Issuers collectively; provided that the term “L/C Issuer” when used with respect to a Letter of Credit or L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the L/C Issuers and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Parties” mean, collectively, the Lenders and the L/C Issuers.

“Lender Related Party” has the meaning specified in Section 10.04(d).

“Lending Office” means, as to any Lender, the office or offices of such Lender or its Affiliates described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in Canadian Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is the fifth day prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Leverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Enterprise Total Indebtedness outstanding on such date to (b) Enterprise Gross Asset Value as of such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, hypothec or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Revolving Loan or any Incremental Term Loan, as the context may require.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Designated Borrower Request and Assumption Agreement and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17.

“Loan Parties” means, collectively, the Company, the Designated Borrowers and each Guarantor Party (and, for the avoidance of doubt, “Loan Parties” shall not include any member of the Healthpeak Group).

“Management Agreement” means that certain Management Agreement, dated as of March 23, 2026, by and among the Parent Guarantor, the Company and Healthpeak Investment Management, LLC (the “Healthpeak Manager”) under which the Parent Guarantor and the Company shall have engaged the Healthpeak Manager to provide day-to-day management services and advice with respect to the management of the Group’s operations and Properties, substantially in the form provided to the Administrative Agent prior to the Closing Date, as amended or otherwise modified from time to time to the extent such amendments and modifications are not reasonably expected to have a Material Adverse Effect (a “Permitted Amendment”).

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Group, taken as a whole, (b) the ability of the Loan Parties to perform any of their material obligations under the Loan Documents, or (c) the rights of or remedies available to the Administrative Agent and the Lenders under the Loan Documents.

“Material Group” has the meaning specified in the definition of “Material Subsidiary.”

“Material Joint Venture” means a Joint Venture in which the Company has made a net equity investment of $15,000,000 or greater. For purposes of this definition, the Company’s aggregate Investment in a Joint Venture will be valued at book value as shown on the consolidated balance sheet of the Company, as determined in accordance with GAAP.

“Material Non-Recourse Indebtedness” means any Indebtedness of any Subsidiary of the Company (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) that (a) constitutes Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Material Recourse Indebtedness” means any Indebtedness of the Parent Guarantor, the Company and/or any of their respective Subsidiaries (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) that (a) does not constitute Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Material Subsidiary” means each Subsidiary or any group of Subsidiaries (a) which, as of the most recent fiscal quarter of the Parent Guarantor or the Company, as applicable, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.01, contributed greater than $25,000,000 of Enterprise EBITDA for such period or (b) which contributed greater than (x) prior to the Investment Grade Election Effective Date, $50,000,000 and (y) on and after the Investment Grade Election Effective Date, $150,000,000 of Enterprise Gross Asset Value as of such date. A group of Subsidiaries (a “Material Group”) each of which is not otherwise a Material Subsidiary (defined in the foregoing sentence) shall constitute a Material Subsidiary if the group taken as a single entity satisfies the requirements of the foregoing sentence.

“Maturity Date” means, (a) with respect to the Revolving Facility, the Revolving Maturity Date and/or (b) with respect to any tranche of Incremental Term Loans, subject to Section 2.16(e)(iii), the date set forth in the applicable Incremental Term Loan Amendment as the “Maturity Date” for such tranche of Incremental Term Loans, in each case, as the context may require.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Lien” means any Lien that encumbers a real property owned by a Person other than Permitted Specified Liens.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means any provision of a document, instrument or agreement (other than this Agreement or any other Loan Document) that is binding on a Loan Party or any Wholly-Owned Subsidiary and prohibits the creation or assumption of any Lien on any assets of such Person to secure the Obligations; provided, however, that a provision conditioning a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios shall not constitute a Negative Pledge so long as such provision does not generally prohibit the encumbrance of such Person’s assets or the encumbrance of specific assets.

“Net Income” means, for any period, for a Person and its Subsidiaries on a consolidated basis, the net income of such Person and its Subsidiaries for such period as determined in accordance with GAAP (without giving effect to (i) any net after tax gains or losses attributable to sales of non-current assets out of the ordinary course of business and write-downs of non-current assets in anticipation of losses to the extent they have decreased net income, and (ii) gains and losses from dispositions of depreciable real estate investments, impairment charges, the early extinguishment of debt and transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP and other non-recurring items, including, without limitation, charges resulting from settlement of options to repurchase remarketable bonds and other similar charges).

“New Lender Joinder Agreement” has the meaning specified in Section 2.16(c).

“Net Operating Income” or “NOI” means, for any Property and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in cash in the ordinary course from such Property (whether in the nature of base rent, minimum rent, percentage rent, additional rent, proceeds from rent loss or business interruption insurance or otherwise (including amortized non-refundable entrance fees paid in respect of such Property), but excluding (x) pre-paid rents and revenues, security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, impounds, escrows, charges, expenses or items required to be paid or reimbursed by the tenant thereunder, except to the extent applied in satisfaction of tenants’ obligations for rent and (y) proceeds from the sale of such Property) pursuant to the Facility Lease applicable to such Property, minus (b) all expenses paid by a Loan Party and not reimbursed by a Person that is not a Loan Party (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Company and its Subsidiaries and all property management fees).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Recourse Indebtedness” of a Person means any Indebtedness of such Person, the recourse for which is limited to the asset or assets securing such Indebtedness (and, if applicable, in the event such Person owns no assets other than real estate that secures such Indebtedness and assets incident to ownership of such real estate (e.g., personal property) and has no other Indebtedness, to such Person and/or such Person’s Equity Interests), other than in respect of environmental liabilities, fraud, misrepresentation and other similar matters.

“Notes” means, collectively, the Revolving Notes and any promissory notes made by the Borrowers evidencing any Incremental Term Loans in a form agreed between the Borrowers and the Administrative Agent, as the context may require, and “Note” means any of them individually.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations of any Guarantor Party shall exclude any Excluded Swap Obligations with respect to such Guarantor Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06 or Section 10.13).

“Outstanding Amount” means (a) with respect to Committed Revolving Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by or on behalf of the Borrowers of Unreimbursed Amounts or any refinancings thereof.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Guarantor” means Janus Living, Inc., a Maryland corporation.

“Parent Subsidiary Guarantor” has the meaning specified in Section 6.15(a).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Specified Liens” means Liens permitted under Section 7.01(c) – (h), (j) - (m) and (o) – (q).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, for purposes of determining any financial covenant hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions of this Agreement. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of a Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of an acquisition, development or redevelopment, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such acquisition, development or redevelopment shall be included to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates hereunder) and (c) in the case of the issuance or exercise of Equity Interests, Indebtedness paid or retired in connection therewith shall be deemed to have been paid and retired as of the first day of the applicable period.

“Pro Rata Share” means (a) with respect to the EBITDA, Net Income, Interest Expense, Gross Asset Value and Unencumbered Asset Value of each Joint Venture, the Company’s direct or indirect percentage ownership interest in such Joint Venture and (b) with respect to the Indebtedness of each Joint Venture (i) if the Indebtedness is recourse to the Parent Guarantor, the Company or any of their respective Subsidiaries, the amount of such Indebtedness that is recourse to the Parent Guarantor, the Company or such Subsidiary and (ii) if the Indebtedness is not recourse to the Parent Guarantor, the Company or any of their respective Subsidiaries, the Company’s percentage ownership interest in such Joint Venture.

“Property” means a parcel (or group of related parcels) of real property owned or leased (in whole or in part) and developed (or to be developed) by (a) the Company, (b) prior to the Investment Grade Election Effective Date, any Guarantor Party and (c) on or after the Investment Grade Election Effective Date, any Subsidiary of the Company.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC Credit Support” has the meaning specified in Section 10.24.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as reasonably determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender and the L/C Issuer, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.

“Related Indemnified Party” of an Indemnitee means (a) any trustees, members, administrators, managers, partners, Controlling Person or Controlled Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (c) the respective advisors, attorneys, accountants, agents and representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Indemnitee, Controlling Person or such Controlled Affiliate.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, initially, SOFR and (b) Canadian Dollars, the Term CORRA Rate, as applicable, and, in each case, if such rate is replaced pursuant to Section 3.03(b) or (c), any replacement rate in respect thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Revolving Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Class Lenders” means, at any time with respect to any Class of Loans (or any Class of commitments to make Loans), Lenders having Total Credit Exposures with respect to such Class representing more than 50% of the Total Credit Exposures of all Lenders of such Class.  The Total Credit Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided that any Revolving Commitment of, and the portion of the Total Revolving Outstandings (other than risk participations in Letters of Credit, which risk participations shall be deemed to be held by the applicable L/C Issuer in its capacity as a Revolving Lender for purposes of making a determination of Required Lenders) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, (a) Revolving Lenders having more than 50% of the Aggregate Revolving Commitments or (b) if the Revolving Commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate more than 50% of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition); provided that any Revolving Commitment of, and the portion of the Total Revolving Outstandings (other than risk participations in Letters of Credit, which risk participations shall be deemed to be held by the applicable L/C Issuer in its capacity as a Revolving Lender for purposes of making a determination of Required Revolving Lenders) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Rescindable Amount” has the meaning specified in Section 2.13(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, each executive vice president and senior vice president, and the treasurer of any Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party or any entity authorized to act on behalf of such Loan Party, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of a Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of such Loan Party designated in or pursuant to an agreement between such Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the applicable Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any payment (whether in cash, securities or other property) by the Parent Guarantor, the Company or any of their respective Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of the Parent Guarantor’s or Company’s capital stock or other Equity Interest, or on account of any return of capital to the Parent Guarantor’s or the Company’s stockholders, partners or members (or the equivalent Person thereof); provided that dividends to the extent in the form of Equity Interests shall not constitute Restricted Payments.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Term Rate Loan, (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in Canadian Dollars, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in Canadian Dollars, and (iii) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Revolving Lenders shall require.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Committed Revolving Loans to the Borrowers pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed the Dollar amount set forth opposite such Lender’s name in the column entitled “Revolving Commitment” on Schedule 2.01 or in the Assignment and Assumption or the New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or an outstanding Committed Revolving Loan and, as the context requires, includes the L/C Issuer.

“Revolving Loan” means any extension of credit under the Revolving Facility in the form of a loan by a Revolving Lender to the applicable Borrower under Article II.

“Revolving Maturity Date” means March 22, 2030 subject to extension in accordance with Section 2.15.

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit B-1.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.

“Sanction(s)” means any international economic or financial sanctions, trade embargoes or similar restrictions, administered or enforced by the United States federal government (including, without limitation, OFAC), the Canadian federal government, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom (“HMT”) or other relevant sanctions authority with jurisdiction over any Loan Party.

“Scheduled Principal Payment” means, for any period, (a) all regularly scheduled principal payments during such period by the Parent Guarantor and its Subsidiaries with respect to Indebtedness of the Parent Guarantor and its Subsidiaries (other than payments due at final maturity of any tranche of Indebtedness) and (b) without duplication, the Company’s Pro Rata Share of all regularly scheduled principal payments during such period with respect to the Indebtedness (other than payments due at final maturity of any tranche of Indebtedness) of each Material Joint Venture. For purposes of determining Scheduled Principal Payments, Indebtedness shall not include accounts payable, intracompany debt, dividends and distributions declared but not payable, security deposits, accrued liabilities or prepaid rent, each as defined in accordance with GAAP.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Enterprise Secured Debt outstanding on such date to (b) Enterprise Gross Asset Value as of such date. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, the aggregate amount of all unrestricted cash and cash equivalents on such date deducted from Enterprise Secured Debt pursuant to the definition of “Enterprise Total Indebtedness” shall exclude the aggregate amount of all unrestricted cash and cash equivalents deducted from Enterprise Unsecured Debt pursuant to the definition of “Enterprise Total Indebtedness” for the purpose of determining the Unsecured Leverage Ratio as of such date.

“Senior Managing Agents” means Capital One National Bank, The Huntington National Bank, M&T Bank, Regions Bank and U.S. Bank National Association, in their capacities as Senior Managing Agents.

“Significant Acquisition” means the acquisition (in one or a series of related transactions) of all or substantially all of the assets or Equity Interests of a Person or any division, line of business or business unit of a Person for an aggregate consideration in excess of ten percent (10%) of Enterprise Gross Asset Value as of the last day of the most recently completed fiscal quarter in respect of which the Company shall have delivered (or be required to deliver) financial statements under Section 6.01(a) or (b).

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the second U.S. Government Securities Business Day preceding such date by the SOFR Administrator (or a successor administrator of such rate) on the Federal Reserve Bank of New York’s website (or any successor source); provided however that, with respect to any Daily SOFR Loan, if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SOFR Successor Rate” has the meaning specified in Section 3.03(b).

“Specified Default” means an Event of Default arising under Section 8.01(a) or 8.01(f).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity the accounts of which are consolidated with the accounts of such Person in such Person’s consolidated financial statements prepared in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Subsidiary Guarantor” means each Unsecured Debt Subsidiary and, prior to the Investment Grade Election Effective Date, each other Covered Unencumbered Pool Entity.

“Subsidiary Guaranty Documents” means, with respect to any Subsidiary that is required to become a Guarantor pursuant to Section 6.15, the following documents: (x) an accession agreement or other counterpart to the Guaranty pursuant to Article XII as the Administrative Agent shall reasonably deem appropriate for such purpose and (y) the items with respect to such Subsidiary that would have been delivered under Sections 4.01(a)(iii) through (v) and Section 4.01(c) if such Subsidiary had been a Guarantor Party on the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent.

“Successor Rate” has the meaning specified in Section 3.03(c).

“Supported QFC” has the meaning specified in Section 10.24.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined below), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Guarantor Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) any similar off-balance sheet financing product that is considered borrowed money indebtedness for tax purposes but classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” has the meaning specified in the definition of “Alternative Currency Term Rate.”

“Term CORRA Rate” has the meaning specified in the definition of “Alternative Currency Term Rate.”

“Term SOFR” means:

(a)           for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for which such rate was published; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for which such rate was published;

provided that, if Term SOFR determined in accordance with the provisions of either clause (a) or (b) above would otherwise be less than 0.00%, then Term SOFR shall be deemed 0.00% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means (a) other than with respect to Material Non-Recourse Indebtedness, (i) prior to the Investment Grade Election Effective Date, $50,000,000 and (ii) on and after the Investment Grade Election Effective Date, $100,000,000, and (b) with respect to Material Non-Recourse Indebtedness, $100,000,000.

“Total Credit Exposure” means, as to any Lender at any time, (a) in respect of the Revolving Facility, the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time and (b) in respect of any Class of Incremental Term Loans, any unused commitments of such Lender effective pursuant to Section 2.16 in respect of Incremental Term Loans of such Class, and such Lender’s Incremental Term Loans of such Class, at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Committed Revolving Loans and all L/C Obligations.

“Treasury Management Agreement” means any treasury, depository or cash management arrangements, services or products, including, without limitation, overdraft services and automated clearinghouse transfers of funds.

“Treasury Management Lender” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to a Committed Revolving Loan, its character as a Base Rate Loan, a Daily SOFR Loan, a Term SOFR Loan or an Alternative Currency Term Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unencumbered Asset Value” means, for a Person and its Subsidiaries on a consolidated basis, as of any date of determination, the sum of (a) the aggregate net book value, as determined in accordance with GAAP, of all real property of a Person (such Person, an “Unencumbered Pool Entity”) that is not subject to a Mortgage Lien plus (b) all accumulated depreciation and amortization with respect to such real properties plus (c) unrestricted cash and cash equivalents of such Person plus (d) the sum of (i) unencumbered mezzanine and mortgage loan receivables (at the value reflected in the consolidated financial statements of the Parent Guarantor, in accordance with GAAP, as of such date, including the effect of any impairment charges) and (ii) unencumbered marketable securities (at the value reflected in the consolidated financial statements of the Parent Guarantor, in accordance with GAAP, as of such date, including the effect of any impairment charges); provided that the items described in this clause (ii) and in the preceding clause (i) shall not be taken into account to the extent that the amounts of such items exceed, in the aggregate, 20% of Unencumbered Asset Value.  For purposes of this definition, (1) (x) with respect to the Parent Guarantor and its Subsidiaries, the phrase “not subject to a Mortgage Lien” shall include that all Equity Interests of an Unencumbered Pool Entity, and all Equity Interests of each Subsidiary of the Parent Guarantor that owns, directly or indirectly, any Equity Interests of any Unencumbered Pool Entity, shall be free of any Liens (other than Permitted Specified Liens and any lien securing Intercompany Indebtedness) and (y) “Mortgage Lien” shall not include any lien securing Intercompany Indebtedness, and (2) for the avoidance of doubt, the value of any asset or property subject to Liens on assets of the Parent Guarantor, the Company or any of their respective Subsidiaries securing obligations under Swap Contracts shall not be included in the calculation of Unencumbered Asset Value.

“Unencumbered NOI” means, for any period, the Net Operating Income from all Property included in Enterprise Unencumbered Asset Value for such period.

“Unencumbered Pool Entity” has the meaning specified in the definition of “Unencumbered Asset Value”.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b)(v).

“Unsecured Debt Subsidiary” means any wholly-owned Subsidiary of the Company that is a borrower or a guarantor, or otherwise has a payment obligation in respect of, any Enterprise Unsecured Debt (other than (a) obligations arising under the Loan Documents, or (b) Intercompany Indebtedness); provided, however, that any non-wholly-owned Subsidiary of the Company that is a borrower or a guarantor, or otherwise has a payment obligation in respect of, any Enterprise Unsecured Debt (other than contingent obligations in respect of any purchase of the Equity Interests of such Subsidiary owned by any holder of any minority interest in such Subsidiary), shall be an Unsecured Debt Subsidiary.

“Unsecured Interest Coverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Unencumbered NOI for the twelve-month period ending on such date to (b) Enterprise Unsecured Interest Expense for the twelve-month period ending on such date.

“Unsecured Leverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Enterprise Unsecured Debt outstanding on such date to (b) Enterprise Unencumbered Asset Value as of such date. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, the aggregate amount of all unrestricted cash and cash equivalents on such date deducted from Enterprise Unsecured Debt pursuant to the definition of “Enterprise Total Indebtedness” shall exclude the aggregate amount of all unrestricted cash and cash equivalents deducted from Enterprise Secured Debt pursuant to the definition of “Enterprise Total Indebtedness” for the purpose of determining the Secured Debt Ratio as of such date.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a) (30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.24.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly-Owned Subsidiary” means any wholly-owned Subsidiary of the Parent Guarantor or the Company, as applicable, in each case, that is not a special purpose entity.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e)           For the avoidance of doubt, the parties intend that the term “Enterprise” refer to financial calculations that cover (i) the Group and (ii) the Company’s Pro Rata Share of Material Joint Ventures.

1.03        Accounting Terms.

(a)           Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Combined Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Guarantor and its Subsidiaries shall be deemed to be carried in accordance with GAAP, excluding the effects of FASB ASC 825 on financial liabilities. Notwithstanding anything to the contrary in the Loan Documents, and notwithstanding any accounting change after January 1, 2019 that would require lease obligations (whether such lease obligations are entered into before or after such date) that would be treated as operating leases to be classified and accounted for as Financing Leases or otherwise reflected on the consolidated balance sheet of the Parent Guarantor and its Subsidiaries, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of such date without giving effect to any such changes in accounting and shall not constitute Indebtedness or a Financing Leases of the Parent Guarantor or any of its Subsidiaries as a result of such changes in accounting.

(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Company); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested in writing hereunder by the Administrative Agent setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding.

Any financial ratios required to be maintained by the Parent Guarantor pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalents and/or Alternative Currency Equivalents of Credit Extensions and Outstanding Amounts denominated in Canadian Dollars or Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be its Dollar Equivalent as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(a)           Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of an Alternative Currency Term Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Loan or Letter of Credit is denominated in Canadian Dollars, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of Canadian Dollars, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.06        [RESERVED].

1.07        [RESERVED].

1.08        Interest Rates; Licensing.

(a)           Except as specifically set forth herein, the Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any such rate (or component thereof) provided by any such information source or service.

(b)           By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will do all things reasonably necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals.

1.09        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.10        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit at any given time shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all increases that are scheduled to occur at any time thereafter (notwithstanding that such maximum stated amount is not in effect at such time).

Article II

The Commitments and Credit Extensions

2.01        Committed Revolving Loans.

(a)           Existing Loans. Prior to the Closing Date, certain revolving loans were previously made to the Company under the Existing Credit Agreement which may remain outstanding as of the Closing Date (such outstanding loans, if any, being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the parties hereto agree that (x) on the Closing Date, the Existing Loans shall be re-evidenced as Committed Revolving Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement and (y) in connection therewith, the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Revolving Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure hereunder reflects such Lender’s Applicable Percentage of the Total Revolving Outstandings on the Closing Date.

(b)           Committed Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Committed Revolving Loan”) to the Borrowers in Dollars or in Canadian Dollars from time to time, on any Business Day during the Availability Period for the Revolving Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Canadian Dollars shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Revolving Loans may be Base Rate Loans, Daily SOFR Loans, Term SOFR Loans or Alternative Currency Term Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Committed Revolving Loans.

(a)           Each Committed Borrowing, each conversion of Committed Revolving Loans from one Type to another Type, and each continuation of Term SOFR Loans and Alternative Currency Term Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 Noon (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Committed Revolving Loans, (ii) on the requested date of any Borrowing of, or conversion to Daily SOFR Loans or of any conversion of Daily SOFR Loans to Base Rate Committed Revolving Loans, (iii) four (4) Business Days prior to the requested date of any Borrowing or continuation of Alternative Currency Term Rate Loans, and (iv) on the requested date of any Borrowing of Base Rate Committed Revolving Loans. Each Borrowing of or conversion to Term SOFR Loans, Daily SOFR Loans and Alternative Currency Term Rate Loans, or continuation of Term SOFR Loans and Alternative Currency Term Rate Loans, shall be in a principal amount the Dollar Equivalent of which is $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(b), each Borrowing of or conversion to Base Rate Committed Revolving Loans shall be in a principal amount the Dollar Equivalent of which is $500,000 or a whole multiple of $100,000 in excess thereof.

Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Committed Borrowing, a conversion of Committed Revolving Loans from one Type to another Type, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Revolving Loans to be borrowed, converted or continued, (iv) the Type and Class of Committed Revolving Loans to be borrowed or to which existing Committed Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto (vi) the currency of the Committed Revolving Loans to be borrowed or continued and (vii) if applicable, with respect to any Committed Revolving Loan, the Designated Borrower. If the applicable Borrower fails to specify a Type of Committed Revolving Loan in a Committed Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Revolving Loans shall be made as, or converted to, Base Rate Loans; provided, however, that, in the case of a failure to timely request a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, such Loans shall be continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan in its original currency, as applicable, with an Interest Period of one month (unless an Event of Default exists and is continuing at such time and the Administrative Agent has notified the Company that the Required Lenders have determined that such a continuation as Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, is not appropriate in accordance with Section 2.02(c)). Any such automatic conversion to Base Rate Loans or Term SOFR Loans or Alternative Currency Term Rate Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans or Alternative Currency Term Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Except as provided pursuant to Section 3.03, no Committed Revolving Loan may be converted into or continued as a Committed Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Revolving Loan and reborrowed in the other currency. For the avoidance of doubt, Base Rate Loans shall automatically continue as Base Rate Loans and Daily SOFR Loans shall automatically continue as Daily SOFR Loans unless and until such Loans are converted to Term SOFR Loans pursuant to this Section 2.02 or are repaid in accordance with this Agreement, and no Committed Loan Notice shall be required in connection with such continuation.

(b)           Following receipt of a Committed Loan Notice requesting a Committed Borrowing denominated in Dollars or in Canadian Dollars, the Administrative Agent shall promptly notify each applicable Lender of the amount (and, with respect to Committed Revolving Loans, currency) of its Applicable Percentage of the applicable Committed Revolving Loans. If no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Revolving Loans denominated in Canadian Dollars, in each case as described in Section 2.02(a).

Each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds for the applicable currency at the Administrative Agent’s Office not later than 1:00 p.m., in the case of any Committed Revolving Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Revolving Loan in Canadian Dollars, in each case on the Business Day specified in the applicable Committed Loan Notice. In any event, a Revolving Lender may cause any foreign or domestic branch or Affiliate to fund or make the amount of its Revolving Loan available in accordance with the foregoing provisions. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Committed Borrowing denominated in Dollars is given by such Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to such Borrower as provided above.

(c)           Except as otherwise provided herein, Term SOFR Loans and Alternative Currency Term Rate Loans may be continued or converted only on the last day of an Interest Period for the applicable Term SOFR Loan or Alternative Currency Term Rate Loan. During the existence of an Event of Default that is continuing, (i) no Loans may be requested as, converted to or continued as Term SOFR Loans, Daily SOFR Loans or Alternative Currency Term Rate Loans if the Administrative Agent has notified the applicable Borrower that the Required Lenders have determined that such a continuation or conversion is not appropriate, and (ii) the Required Lenders may require that any or all of the then outstanding Alternative Currency Term Rate Loans be prepaid, or redenominated into Base Rate Loans denominated in Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)           The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans and Alternative Currency Term Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Revolving Loans from one Type to another Type, and all continuations of Committed Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all Committed Revolving Loans.

(f)            With respect to any Alternative Currency Term Rate, SOFR, Daily SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in Canadian Dollars for the account of a Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; provided, further, that unless the applicable L/C Issuer shall otherwise consent, no L/C Issuer shall be obligated to issue Letters of Credit hereunder in an aggregate face amount at any time outstanding in excess of an amount equal to the lesser of (i) one-third of the Letter of Credit Sublimit at such time and (ii) the Revolving Commitment of the Revolving Lender acting as such L/C Issuer at such time. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the applicable Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date; provided that a Letter of Credit may expire up to one year beyond the Letter of Credit Expiration Date so long as the Company Cash Collateralizes 105% of the face amount of such Letter of Credit no later than the Letter of Credit Expiration Date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it (for which the L/C Issuer is not otherwise compensated hereunder);

(B)          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars;

(E)          the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)          such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)          any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure, as it may elect in its sole discretion.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or the applicable Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage of the Aggregate Revolving Commitments times the amount of such Letter of Credit.

(iii)          If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon by such Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, such Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (except as set forth in Section 2.03(a)(ii)(B)); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall promptly notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Canadian Dollars, the applicable Borrower shall reimburse the L/C Issuer in Canadian Dollars, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Canadian Dollars, the L/C Issuer shall notify such Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If a notice of such payment with respect to a Letter of Credit is received by the applicable Borrower (x) on or prior to 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Canadian Dollars (each such date, an “Honor Date”), then, not later than 1:00 p.m. on the Honor Date, such Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency or (y) after 11:00 a.m. or the Applicable Time, as the case may be, on the Honor Date, then, not later than 11:00 a.m. on the first Business Day following the Honor Date, such Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in Canadian Dollars) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, such Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Committed Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Committed Revolving Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(b)(v) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(vi)          Each Revolving Lender shall upon any notice pursuant to Section 2.03(b)(v) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral that has been provided for such purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Dollar Equivalent of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(vii), each Revolving Lender that so makes funds available shall be deemed to have made a Committed Revolving Loan that is a Base Rate Committed Revolving Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars and such funds shall be applied to reimburse the L/C Issuer for the applicable draw under the Letter of Credit.

(vii)         With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Committed Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(b)(vi) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(viii)        Until each Revolving Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.03(b) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit issued by it, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(ix)           Each Revolving Lender’s obligation to make Committed Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.03(b) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(x)            If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(vi), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid (excluding such interest and fees) shall constitute such Lender’s Committed Revolving Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (x) shall be conclusive absent manifest error.

(c)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(b)(v) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (c)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)           Obligations Absolute. The applicable Borrower’s obligation to reimburse the L/C Issuer for each drawing under each Letter of Credit as provided in Section 2.03(b) and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(v)           any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vi)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vii)         any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to any Borrower or any Subsidiary or in the relevant currency markets generally; or

(viii)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties or any correspondent, participant or assignee of the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable judgment or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or the L/C Issuer’s payment under any Letter of Credit without presentation to it of a draft, certificates and/or other documents that substantially comply with the terms and conditions of the Letter of Credit, except where any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms have enjoined or restrained, or purported to enjoin or restrain, such L/C Issuer from making such payment. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer, or breach in bad faith or material breach of such L/C Issuer’s obligations under this Agreement, in each case as finally determined by a court of competent jurisdiction, the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)            the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such;

(ii)           the L/C Issuer may accept documents that appear on their face to be in compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)          the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)          this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing but subject to the first paragraph hereof, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) the L/C Issuer declining to take-up documents and make payment (1) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (2) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (C) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

(e)           Role of L/C Issuer. Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)            Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to any Borrower for, and no L/C Issuer’s rights and remedies against any Borrower shall be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g)           Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage in Dollars a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.03(a)(iii) shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments, if any, in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, retained by the Company, if the Company has provided Cash Collateral in respect of such Defaulting Lender’s Fronting Exposure, or if the Company has not provided Cash Collateral in respect of such Fronting Exposure, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(h)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee per annum with respect to each Letter of Credit issued by it, equal to the greater of (i) the rate per annum of 12.5 basis points of the face amount of the Letter of Credit, in each case computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (ii) $1,500 per annum. The amount of such fronting fees shall be determined on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. In addition, the applicable Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit issued by it as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i)            Disbursement Procedures. The L/C Issuer shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify the Administrative Agent and the applicable Borrower in writing of such demand for payment if the L/C Issuer has made or will make a disbursement or other payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the L/C Issuer and the Revolving Lenders with respect to any such disbursement or other payment.

(j)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the applicable Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)            Outstanding Letters of Credit. The L/C Issuer shall deliver to the Administrative Agent, for distribution to the Revolving Lenders, an accounting of all Letters of Credit outstanding as of the end of each fiscal quarter of the Company.

(m)           L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent, and in any event not less frequently than the last Business Day of each calendar month) in respect of Letters of Credit issued by such L/C Issuer, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five (5) Business Days following the time that such L/C Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such L/C Issuer makes any payment under any Letter of Credit, the date and amount of such payment, (iv) on any Business Day on which a Borrower fails to reimburse a payment under a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer.

2.04        [Reserved].

2.05        [Reserved].

2.06        Prepayments.

(a)           Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay any Class of Loans in whole or in part without premium or penalty pursuant to this Section 2.06(a); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Term SOFR Loans, (B) on the date of prepayment of Daily SOFR Loans, (C) four (4) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Alternative Currency Term Rate Loans and (D) on the date of prepayment of Base Rate Committed Revolving Loans; (ii) any prepayment of Term SOFR Loans or Daily SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (iii) any prepayment of Alternative Currency Term Rate Loans shall be in a minimum principal amount the Dollar Equivalent of which is $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class(es) of Loans to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the applicable Borrower if such condition is not satisfied. Any prepayment of any Loan (other than any Base Rate Loan) shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Loans and any Alternative Currency Term Rate Loans, any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each prepayment of Committed Revolving Loans made pursuant to this clause (a) shall be made ratably among the Revolving Lenders in accordance with their respective Applicable Percentages of the Committed Revolving Loans.

(b)           [Reserved].

(c)           [Reserved].

(d)           If the Administrative Agent notifies the Company at any time that (i) the Total Revolving Outstandings at such time exceed an amount equal to 105% of the Aggregate Revolving Commitments then in effect, (ii) the L/C Obligations at such time exceed the Letter of Credit Sublimit then in effect or (iii) the Outstanding Amount of all Revolving Loans denominated in Canadian Dollars at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, the Borrowers shall prepay the applicable Revolving Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess within one (1) Business Day (or, with respect to clause (iii), within four (4) Business Days, with respect to Outstanding Amounts denominated in Canadian Dollars) after the Administrative Agent notifies the Company that such a prepayment is required and of the amount thereof; provided, however, that, subject to the provisions of Section 2.17(a)(iv), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Committed Revolving Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

2.07        Termination or Reduction of Revolving Commitments.

(a)           Unless previously terminated, the Revolving Commitments will terminate on the Revolving Maturity Date.

(b)           The Company may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 Noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of Letters of Credit would exceed the Letter of Credit Sublimit or (C) the Outstanding Amount of all Loans denominated in Canadian Dollars exceeds an amount equal to 105% of the Alternative Currency Sublimit. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage.

(c)           Each notice of termination under the foregoing clause (b) shall specify such election to terminate and the effective date thereof. The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. A notice delivered by the Company pursuant to this Section 2.07 may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.08        Repayment.

(a)           Each Borrower shall repay to the Revolving Lenders on the Revolving Maturity Date, unless accelerated sooner pursuant to Section 8.02, the entire outstanding principal balance of all Committed Revolving Loans and all L/C Obligations made to such Borrower, together with accrued but unpaid interest, fees and all other sums with respect thereto.

2.09        Interest.

(a)           Applicable Interest. Subject to the provisions of Section 2.09(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Daily SOFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily SOFR plus the Applicable Rate; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iv) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Term Rate plus the Applicable Rate for the Revolving Facility.

(b)           Default Interest.

(i)            If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest Payment Date. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. Each Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement and the other Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to it, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable Law or legal principle.

2.10        Fees.

In addition to certain fees described in Sections 2.03(g) and 2.03(h):

(a)           Facility Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage of the Aggregate Revolving Commitments, a facility fee in Dollars equal to the Facility Fee Rate times the actual daily amount of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have terminated, on the Outstanding Amount of all Committed Revolving Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.18. The facility fee shall accrue at all times during the Availability Period for the Revolving Facility (and thereafter so long as any Committed Revolving Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears (calculated on a 360-day basis) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect.

(b)           Other Fees.

(i)            The Company shall pay to the Arrangers and the Administrative Agent, as applicable, for their own respective accounts, in Dollars, fees in the amounts and at the times as separately agreed upon in writing between the Company, the applicable Arrangers and the Administrative Agent, as applicable. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

(ii)           The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

2.11        Computation of Interest and Fees.

(a)           All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Alternative Currency Term Rate Loans shall be made on the basis of a 365-day year and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Parent Guarantor or for any other reason, the Company determines, or the Lenders reasonably determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States or any other Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(i) or 2.09(b) or under Article VIII. Each Borrower’s obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.12        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note with respect to the Revolving Facility or any Incremental Term Loans of such Lender, as applicable, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.12(a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13        Payments Generally; Administrative Agent’s Clawback.

(a)           General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Canadian Dollars, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal of and interest on Loans denominated in Canadian Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Canadian Dollars and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Canadian Dollars, such Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent of the Canadian Dollar payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Canadian Dollars, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, such due date shall be extended to the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans, Daily SOFR Loans or Alternative Currency Term Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to the Loans constituting such Borrowing. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. In the event such Borrower pays such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing (subject to the last sentence of this paragraph and any applicable provisions of Section 2.18). If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Revolving Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.13(b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to any Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.14        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Revolving Loans made by it, the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Revolving Loans (and, to the extent such Lender is a Revolving Lender, purchase subparticipations in L/C Obligations of the other Revolving Lenders), or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the relevant Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Revolving Loans or such other amounts owing them, as applicable; provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.15        Extension of Revolving Maturity Date.

(a)           Requests for Extension. The Company may, by written notice to the Administrative Agent (who shall promptly notify the Revolving Lenders) not earlier than ninety (90) days and not later than thirty (30) days prior to the Revolving Maturity Date then in effect (such date, an “Initial Revolving Maturity Date”), elect that the Revolving Lenders extend the Revolving Maturity Date for an additional six (6) months after such Initial Revolving Maturity Date; provided that the Company may not make more than two (2) such elections pursuant to this Section 2.15 during the term of this Agreement.

(b)           Confirmation by Administrative Agent. The Administrative Agent shall confirm receipt of the Company’s notice delivered pursuant to Section 2.15(a) no later than the date that is fifteen (15) days prior to the applicable Initial Revolving Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

(c)           Extension of Revolving Maturity Date. If (and only if) the conditions precedent set forth in Section 2.15(d) have been met, then, effective as of the applicable Initial Revolving Maturity Date, the Revolving Maturity Date shall be extended to the date falling six (6) months after such Initial Revolving Maturity Date (except that, if such date is not a Business Day, such Revolving Maturity Date as so extended shall be the next preceding Business Day). Upon satisfaction of the conditions precedent set forth in Section 2.15(d), as certified by the Company to the Administrative Agent in writing, the Administrative Agent shall deliver a copy of such certification to each Revolving Lender.

(d)           Conditions to Effectiveness of Extensions. As a condition precedent to such extension, (i) the Company shall deliver to the Administrative Agent a certificate of the Company dated as of the applicable Initial Revolving Maturity Date signed by a Responsible Officer (x) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such extension and (y) certifying that (1) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of such Initial Revolving Maturity Date (other than (i) such representations and warranties which are expressly made only as of the Closing Date and (ii) following the occurrence of the Investment Grade Election Effective Date, the representations and warranties set forth in Section 5.05(c) and Section 5.22, which, following the occurrence of the Investment Grade Election Effective Date, shall be made only as of the last date on which such representations and warranties were made under the Loan Documents prior to the Investment Grade Election Effective Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (2) as of such Initial Revolving Maturity Date, and immediately after giving effect to such extension, no Default exists and (ii) the Company shall pay to the Revolving Lenders on such Initial Revolving Maturity Date a fee (to be shared among the Revolving Lenders based upon their Applicable Percentages of the Aggregate Revolving Commitments) equal to the product of (x) 0.0625% multiplied by (y) the then Aggregate Revolving Commitments.

(e)           Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 2.02(b), 2.14 or 10.01 to the contrary.

2.16        Increase in Revolving Commitments; Incremental Term Loans.

(a)           Request for Increase. From time to time, the Company shall have the right to increase the Aggregate Revolving Commitments and/or enter into one or more new tranches (or increasing an existing tranche) of term loans (each, an “Incremental Term Loan”); provided that (i) no Default has occurred and is continuing, (ii) each increase or tranche of Incremental Term Loans must be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such other amounts as are agreed to by the Company and the Administrative Agent), and (iii) after giving effect to all such Aggregate Revolving Commitment increases and all such Incremental Term Loans, the sum of the aggregate principal amounts of the Revolving Facility and all such Incremental Term Loans shall not exceed $1,750,000,000. At the time of sending such notice to the Administrative Agent of the exercise of such right, the Company (in consultation with the Administrative Agent) shall specify the Lenders to be approached to provide all or a portion of such increase (subject in each case to any requisite consents required under Section 10.06) and the time period within which each such Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders).

(b)           Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment or participate in such tranche, as the case may be, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or tranche. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment, if any, or participate in such tranche, as the case may be. Any such increase or tranche shall be syndicated on a best efforts basis and no Lender shall be required to increase its Revolving Commitment, if any, or participate in any tranche of Incremental Term Loans to facilitate such increase or tranche.

(c)           Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent and, in the case of an increase to the Aggregate Revolving Commitments, the L/C Issuer (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d)           Effective Date and Allocations. If the Aggregate Revolving Commitments are increased or any tranche of Incremental Term Loans is extended in accordance with this Section 2.16, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or tranche, as the case may be. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase or tranche, as the case may be, and the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase. As a condition precedent to any such increase or tranche, as the case may be:

(i)            the Company shall deliver to the Administrative Agent a certificate of the Company dated as of the Increase Effective Date signed by a Responsible Officer (A) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase or tranche, as the case may be, and (B) certifying that (1) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the Increase Effective Date (other than (i) such representations and warranties which are expressly made only as of the Closing Date and (ii) following the occurrence of the Investment Grade Election Effective Date, the representations and warranties set forth in Section 5.05(c) and Section 5.22, which, following the occurrence of the Investment Grade Election Effective Date, shall be made only as of the last date on which such representations and warranties were made under the Loan Documents prior to the Investment Grade Election Effective Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) as of the Increase Effective Date, and immediately after giving effect to such increase or tranche, as the case may be, no Default or Event of Default exists;

(ii)           (A) upon the reasonable request of any Lender made at least five (5) days prior to the applicable Increase Effective Date, the Company shall have provided to such Lender the documentation and other information so requested by such Lender that satisfies all requirements of regulatory authorities applicable to such Lender and such Lender’s internal policies and procedures in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and (B) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall have delivered, to each Lender that so requests at least five (5) days prior to the applicable Increase Effective Date, a Beneficial Ownership Certification in relation to such Borrower;

(iii)          in the case of any tranche of Incremental Term Loans, such Incremental Term Loans (A) shall rank pari passu in right of payment with the Revolving Loans and any other outstanding Incremental Term Loans, (B) shall not mature earlier than the latest Maturity Date then in effect (but may have amortization prior to such date so long as the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of any previously funded and then outstanding Incremental Term Loans (if any) at such time) and (C) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and any other outstanding Incremental Term Loans; provided that (1) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Maturity Date then in effect may provide for material additional or different financial or other covenants or requirements applicable only during periods after such Maturity Date then in effect, (2) the Incremental Term Loans may be priced differently than the Revolving Loans and any other outstanding Incremental Term Loans and (3) other terms and conditions applicable to Incremental Term Loans may be materially different from those of the Revolving Loans to the extent such differences are solely administrative in nature or are terms and conditions reasonably acceptable to the Administrative Agent that customarily apply to syndicated term loan facilities but not revolving credit facilities (as determined in good faith by the board of directors or other equivalent governing body of the Company). Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Lender participating in such tranche and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.16; and

(iv)          in the case of any increase in the Aggregate Revolving Commitments, the Borrowers shall prepay any Committed Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Revolving Loans ratable with any revised Applicable Percentages of the Revolving Lenders arising from any non-ratable increase in the Revolving Commitments under this Section 2.16; and

(v)           the Borrowers shall provide a Note to any Lender increasing its Revolving Commitment or otherwise joining on the Increase Effective Date, if requested.

(f)            Conflicting Provisions. This Section 2.16 shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.

(g)           Fees. The Company shall pay such fees to the Administrative Agent, for its own account and for the benefit of the Lenders providing such additional Revolving Commitments or participating in such tranche of Incremental Term Loans, as the case may be, as determined at the time of such increase or funding of such tranche of Incremental Term Loans and agreed to by the Company in writing.

(h)           Lenders. In connection with any increase of the Aggregate Revolving Commitments or Incremental Term Loans pursuant to this Section 2.16, any new Lender party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) in the case of any new Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

2.17        Cash Collateral.

(a)           Certain Credit Support Events. (i) (A) Upon the request of the Administrative Agent or the L/C Issuer (x) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (y) if, as of the Letter of Credit Expiration Date, any L/C Obligation (other than in respect of an Extended Letter of Credit) for any reason remains outstanding or (B) upon the request of the Administrative Agent pursuant to Section 8.02, the Company shall, in each case, promptly, and in any event, no later than three (3) Business Days after receipt of such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(i)            If at any time that there shall exist a Defaulting Lender under the Revolving Facility, promptly upon the request of the Administrative Agent, the L/C Issuer, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(ii)           In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit; provided that Cash Collateral provided pursuant to this Section 2.17(a)(iii) shall be refunded to the Company when the Outstanding Amount of all L/C Obligations is less than 105% of the Letter of Credit Sublimit then in effect.

(iii)          The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided as required in the reasonable judgment of the Administrative Agent in order to protect against the results of exchange rate fluctuations.

(b)           Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America. The Company, and to the extent provided by any Revolving Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an aggregate amount equal to the excess of (x) the aggregate amount of such applicable Fronting Exposure and obligations, over (y) the total amount of funds or other credit support, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.

(c)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under or applied pursuant to any of this Section 2.17 or Sections 2.02, 2.03, 2.06, 2.18 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender under the Revolving Facility, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly (and in any event within two (2) Business Days), together with all interest, if any, that has accrued on such amount, following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by (x) the cure or waiver of the relevant Event of Default in respect of Cash Collateral provided pursuant to Section 8.02 and (y) the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))), (ii) as provided in Section 2.17(a)(iii) (solely to the extent described therein) or (iii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Company (including any interest thereon) shall not be released during the continuance of a Default or an Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03 during the continuance of an Event of Default), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral (including any interest thereon) shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18        Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definitions of “Required Class Lenders,” “Required Lenders” and “Required Revolving Lenders.”

(ii)           Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Company may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees. Such Defaulting Lender (x) shall not be entitled to receive any facility fee on unfunded amounts pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender except only to the extent allocable to the sum of (1) the Outstanding Amount of the Committed Revolving Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided (or is deemed to have provided) Cash Collateral pursuant to Section 2.03(a)(iii), Section 2.17 or Section 2.18(a)(ii), as applicable (and the applicable Borrower shall (A) be required to pay to the L/C Issuer the amount of such facility fee allocable to its Fronting Exposure arising from such Defaulting Lender (solely to the extent not Cash Collateralized by the Company) and (B) not be required to pay the remaining amount of such facility fee that otherwise would have been required to have been paid to such Defaulting Lender during such period), and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(g).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender under the Revolving Facility, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender that is a Revolving Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each such non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Revolving Loans of such Lender. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)           Defaulting Lender Cure. If the Company, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders and, if such Lender is a Revolving Lender, funded and unfunded participations in Letters of Credit of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that subject to Section 10.20 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.19        Designated Borrowers.

(a)           Designated Borrowers. The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole and reasonable discretion), request to designate any additional Subsidiary of the Company organized under the laws of Canada or any province or territory thereof (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving Lender) a duly executed notice and agreement in substantially the form of Exhibit E (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Revolving Facility provided for herein (i) the Administrative Agent and the Revolving Lenders that are to provide Revolving Commitments and/or Revolving Loans in favor of an Applicant Borrower must each agree to such Applicant Borrower becoming a Designated Borrower (such agreement not to be unreasonably withheld, conditioned or delayed), (ii) the Administrative Agent and such Revolving Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information (including, without limitation, whether such Applicant Borrower maintains, contributes to, or has or reasonably expects to incur any liability or contingent liability in respect of, a Canadian Defined Benefit Pension Plan), in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, and Notes signed by such new Borrowers to the extent any Revolving Lender so requires, and (iii) upon the reasonable request of any Revolving Lender, the Applicant Borrowers shall have provided to such Revolving Lender, and such Revolving Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and any Applicant Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Revolving Lender that so requests, a Beneficial Ownership Certification in relation to such Applicant Borrower (the requirements in clauses (i), (ii) and (iii) hereof, the “Designated Borrower Requirements”). If the Designated Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit F (a “Designated Borrower Notice”) to the Company and the Revolving Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Revolving Lenders agrees to permit such Designated Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.

(b)           Obligations. Notwithstanding anything contained to the contrary herein or in any Loan Document (including any Designated Borrower Request and Assumption Agreement), (i) no Designated Borrower shall be obligated with respect to any Obligations of the Company, (ii) the Obligations owed by a Designated Borrower shall be several and not joint with the Obligations of the Company and (iii) no Designated Borrower shall be obligated as a Guarantor Party under Article XII with respect to the Obligations of the Company.

(c)           Appointment. Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.19 hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Company may execute such documents on behalf of such Designated Borrower as the Company deems appropriate in its sole discretion and each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lenders to the Company shall be deemed delivered to each Designated Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each of the Loan Parties.

Article III

Taxes, Yield Protection and Illegality

3.01        Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that, if the applicable Loan Party or the Administrative Agent shall be required by applicable Law to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, the applicable Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Loan Parties. Without limiting the provisions of Section 3.01(a), the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Tax Indemnification. (i) Without limiting the provisions of Section 3.01(a) or 3.01(b), each of the Loan Parties shall, and does hereby, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the Administrative Agent, such Lender or any L/C Issuer, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or any L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, to the extent such Indemnified Taxes or Other Taxes are payable in respect of any payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document or otherwise with respect to any Loan Document or activities related thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of Section 3.01(a) or 3.01(b), each Lender and the L/C Issuer shall, and do hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof, within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Loan Parties and the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Company or the Administrative Agent pursuant to Section 3.01(e). Each Lender and the L/C Issuer hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. (i) Each Lender shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Company hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Company pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), Section 3.01(e)(ii)(B) and Section 3.01(e)(ii)(C)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, with respect to each Borrower that is a U.S. Person:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent executed copies of IRS Form W-9 or such other documentation or information prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine that such Lender is not subject to backup withholding or information reporting requirements; and

(B)          each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed executed copies of IRS Form W-8ECI,

(iii)          duly completed executed copies of IRS Form W-8IMY and all required supporting documentation,

(iv)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, or

(v)           any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)          if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)          Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law of any jurisdiction that the Company or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Loan Party, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This Section 3.01(f) shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person. Notwithstanding anything to the contrary in this Section 3.02(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.02(f) if the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g)           Definitions. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

3.02        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Loans (other than Base Rate Loans), or to determine or charge interest rates based upon SOFR, Daily SOFR or Term SOFR or any Loans whose interest is determined by reference to a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Canadian Dollars in the applicable interbank market (each an “Affected Loan”), then (a) such Lender shall promptly give written notice of such circumstances to the Company through the Administrative Agent, which notice shall be withdrawn whenever such circumstances no longer exist, (b) the obligation of such Lender hereunder to make Affected Loans, continue Affected Loans as such and, in the case of Term SOFR Loans and Daily SOFR Loans, to convert a Base Rate Loan to an Affected Loan shall forthwith be suspended and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make a Base Rate Loan when an Affected Loan denominated in Dollars is requested, (c) such Lender’s Loans then outstanding as Affected Loans, denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, (d) such Lender’s Loans then outstanding as Affected Loans, if any, denominated in Canadian Dollars shall be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such requirement of Law) together with accrued interest thereon and (e) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.05.

3.03        Inability to Determine Rates.

(a)           Subject to Sections 3.03(b) and (c), if in connection with any request for a Term SOFR Loan or an Alternative Currency Term Rate Loan or a conversion of Base Rate Loans to Term SOFR Loans or Daily SOFR Loans or a continuation of any of such Loans, as applicable, or at any time in connection with a Daily SOFR Loan (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) or Section 3.03(c) and the circumstances under clause (i) of Section 3.03(b) or of Section 3.03(c) or the Scheduled Unavailability Date, or the SOFR Scheduled Unavailability Date, has occurred with respect to Term SOFR, Daily SOFR or such Relevant Rate (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining SOFR, Term SOFR, Daily SOFR or the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, Daily SOFR Loan or an Alternative Currency Term Rate Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the applicable Required Class Lenders, as applicable, determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each such Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans or Daily SOFR Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans, Daily SOFR Loans, Alternative Currency Term Rate Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of the first paragraph of this Section 3.03(a), until the Administrative Agent upon instruction of the applicable Required Class Lenders) revokes such notice.

Upon receipt of such notice, (i) the applicable Borrower may revoke any pending request for a Borrowing of, or conversion to Daily SOFR Loans, a Borrowing of, or continuation of, or conversion to Term SOFR Loans, or a Borrowing of, or continuation of Alternative Currency Term Rate Loans to the extent of the affected Daily SOFR Loans, Term SOFR Loans, Alternative Currency Term Rate Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of, or conversion to, as applicable, Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected Term SOFR Loans and Daily SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of Daily SOFR Loans, or at the end of the applicable Interest Period, in the case of Term SOFR Loans, and (B) any outstanding affected Alternative Currency Term Rate Loans, at the Company’s election, shall either (1) be converted into a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Term Rate Loan at the end of the applicable Interest Period or (2) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Company by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Company shall be deemed to have elected clause (1) above.

(b)           Replacement of SOFR, Term SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or any applicable Required Class Lenders, as applicable, notify the Administrative Agent (with, in the case of any Required Class Lenders, a copy to the Company) that the Company or such Required Class Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining SOFR or one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           the Applicable Authority has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR, the Term SOFR Screen Rate or SOFR shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR or SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR, SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the SOFR Scheduled Unavailability Date, Term SOFR and/or Daily SOFR, as applicable, will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “SOFR Successor Rate”).

If the SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR, SOFR or any then current SOFR Successor Rate in accordance with this Section 3.03(b) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “SOFR Successor Rate”. Any such amendment executed by the Administrative Agent and the Company shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the applicable Required Class Lenders have delivered to the Administrative Agent written notice that such Required Class Lenders object to such amendment.

This Section 3.03(b) shall supersede any provisions in Section 10.01 to the contrary.

(c)           Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, but subject to the provisions of Section 3.03(b) with respect to the replacement of Term SOFR and SOFR, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or the Required Revolving Lenders notify the Administrative Agent (with, in the case of the Required Revolving Lenders, a copy to the Company) that the Company or Required Revolving Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining the Relevant Rate for Canadian Dollars because none of the tenors of such Relevant Rate under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii)           the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for Canadian Dollars under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Canadian Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for Canadian Dollars (the latest date on which all tenors of the Relevant Rate for Canadian Dollars under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for Canadian Dollars or any then current Successor Rate for Canadian Dollars in accordance with this Section 3.03(c) with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in Canadian Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in Canadian Dollars for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”). Any such amendment executed by the Administrative Agent and the Company shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Revolving Lenders have delivered to the Administrative Agent written notice that such Required Revolving Lenders object to such amendment.

This Section 3.03(c) shall supersede any provisions in Section 10.01 to the contrary.

(d)           Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

This Section 3.03(d) shall supersede any provisions in Section 10.01 to the contrary.

3.04        Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Administrative Agent, any Lender or the L/C Issuer;

(ii)           subject the Administrative Agent, any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Term SOFR Loan, Daily SOFR Loan, or Alternative Currency Term Rate Loan made by it, or change the basis of taxation of payments to the Administrative Agent, such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax); or

(iii)          impose on the Administrative Agent, any Lender or the L/C Issuer or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Term SOFR Loans, Daily SOFR Loans, or Alternative Currency Term Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, maintaining, converting to or continuing any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Administrative Agent, such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent, such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to the Administrative Agent, such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered. The Company shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lender or such L/C Issuer and not the result of some specific reserve or similar requirement imposed on such Lender or such L/C Issuer as a result of such Lender’s or such L/C Issuer’s special circumstances.

(c)           Certificates for Reimbursement. A certificate of the Administrative Agent, a Lender or the L/C Issuer setting forth in reasonable detail the basis for and calculation of the amount or amounts necessary to compensate the Administrative Agent, such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or 3.04(b) and delivered to the Company, in detail sufficient to enable the Company to verify the computation thereof, shall be conclusive absent manifest error. The Company shall pay the Administrative Agent, such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Any amounts requested to be payable pursuant to this Section 3.04 shall be requested in good faith (and not on an arbitrary and capricious basis) and consistent with similarly situated customers of the Administrative Agent, the applicable Lender or L/C Issuer after consideration of factors as the Administrative Agent, such Lender or L/C Issuer, as the case may be, then reasonably determines to be relevant.

(d)           Delay in Requests. Failure or delay on the part of the Administrative Agent, any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Administrative Agent, such Lender’s or the L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate the Administrative Agent, a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Administrative Agent, such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of the Administrative Agent’s, such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           [Reserved].

(f)            The provisions set forth in Sections 3.04(a) and (b) above shall not apply to the extent any increased cost is already compensated for by payment made by or on behalf of the applicable Borrower pursuant to Section 3.01.

3.05        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense (other than loss of anticipated profits) incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Company or the applicable Designated Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Daily SOFR Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c)           any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency; or

(d)           any assignment of a Term SOFR Loan or an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 10.13.

The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing, including, without limitation, any loss or expense arising from the termination of any foreign exchange contract.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, made by it at Term SOFR or the applicable Alternative Currency Term Rate, as applicable, for such Loan by a matching deposit or other borrowing in the applicable interbank market for the relevant currency for a comparable amount and for a comparable period, whether or not such Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender’s obligation to make, continue or convert to Affected Loans is suspended pursuant to Section 3.02, the Company may replace such Lender in accordance with Section 10.13.

3.07        Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer.

Article IV

Conditions Precedent to Credit Extensions

4.01        Conditions of Initial Credit Extension.

The effectiveness of this Agreement and the obligation of the L/C Issuer and of each Lender to make its initial Credit Extension hereunder on the Closing Date, if any, are subject to satisfaction or waiver of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimile or electronic copies (followed promptly by originals from the applicable Loan Parties in the case of clauses (i) and (ii) below or as otherwise reasonably requested by the Administrative Agent), each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement, executed and delivered by the Administrative Agent, the Loan Parties and each Lender listed on Schedule 2.01;

(ii)           a Revolving Note executed by the Borrowers in favor of each Revolving Lender requesting a Revolving Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           favorable opinions of Latham & Watkins LLP and Ballard Spahr LLP, counsels to the Loan Parties, addressed to the Administrative Agent and each Lender;

(vi)          a certificate signed by a Responsible Officer of the Company certifying that:

(A)          the conditions specified in clauses (d) and (e) of this Section 4.01 have been satisfied; and

(B)          as of the Closing Date, after giving pro forma effect to any Revolving Loans made on the Closing Date,

(i)            no circumstance or condition exists that has had as of the Closing Date, or would reasonably be expected, either individually or in the aggregate, to have on or after the Closing Date, a Material Adverse Effect; and

(ii)           no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, is threatened in any court or before any arbitrator or Governmental Authority related to the Revolving Facility or that would reasonably be expected to have a Material Adverse Effect; and

(vii)         a duly completed Compliance Certificate signed by a Responsible Officer of the Company certifying that as of June 30, 2026, the Company was in pro forma compliance (giving effect to any Revolving Loans made on the Closing Date) with the financial covenants contained in Section 7.10 (the “Closing Compliance Certificate”).

(b)           Any fees required to be paid by the Loan Parties on or prior to the Closing Date pursuant to the Loan Documents and all expenses required to be reimbursed by the Loan Parties on or prior to the Closing Date pursuant to the Loan Documents shall have been paid; provided that invoices for such expenses have been presented to the Loan Parties a reasonable period of time (and in any event not less than one (1) Business Day) prior to the Closing Date (including, unless waived by the Administrative Agent, all reasonable, documented, out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent)).

(c)           (i) Upon the reasonable request of any Lender made in writing at least ten (10) Business Days prior to the Closing Date, the Company shall have provided to such Lender the documentation and other information so requested by such Lender that satisfies all requirements of regulatory authorities applicable to such Lender and such Lender’s internal policies and procedures in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and, solely to the extent of any Designated Borrower, the Canadian AML Acts, in each case at least five (5) Business Days prior to the Closing Date and (ii) at least five (5) Business Days prior to the Closing Date, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall have delivered, to each Lender that so requests at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Loan Party.

(d)           The representations and warranties of the Loan Parties contained in Article V and any other Loan Document executed on the Closing Date, or which are contained in any document, certificate or other writing executed by a Responsible Officer and required to be furnished hereunder on or prior to the Closing Date, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) as of such earlier date.

(e)           No Default or Event of Default shall exist on the Closing Date or would result from any Credit Extension hereunder on the Closing Date or from the application of the proceeds thereof.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, (i) this Agreement and each other document to which it is a party or which it has reviewed or (ii) any other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than (x) the initial extensions of credit on the Closing Date and (y) a Committed Loan Notice requesting only a conversion of Loans to another Type, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Loan Parties contained in Article V and any other Loan Document, or which are contained in any document, certificate or other writing executed by a Responsible Officer and required to be furnished hereunder, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension (other than (i) such representations and warranties which are expressly made only as of the Closing Date and (ii) following the occurrence of the Investment Grade Election Effective Date, the representations and warranties set forth in Section 5.05(c) and Section 5.22, which, following the occurrence of the Investment Grade Election Effective Date, shall be made only as of the last date on which such representations and warranties were made under the Loan Documents prior to the Investment Grade Election Effective Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default or Event of Default shall exist on the date of such Credit Extension, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           In the case of a Credit Extension to be denominated in Canadian Dollars, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent, the Required Revolving Lenders (in the case of any Loans to be denominated in Canadian Dollars) or the L/C Issuer (in the case of any Letter of Credit to be denominated in Canadian Dollars), would make it impracticable for such Credit Extension to be denominated in Canadian Dollars.

(e)           If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.19 to the designation of such Borrower as a Designated Borrower shall have been met.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty by such Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified to do business and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (other than with respect to any Loan Party or any Material Subsidiary), clause (b)(i) or clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which it is party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c), to the extent such conflict, breach, contravention or violation, or creation of any such Lien or required payment, could not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations or other actions or notices or filings which have already been completed or obtained.

5.04        Binding Effect.

This Agreement has been, and each other Loan Document to which each Loan Party is a party, when delivered hereunder, will have been, duly executed and delivered by such Loan Party. This Agreement constitutes, and each other Loan Document to which each Loan Party is a party when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

5.05        Financial Statements; No Material Adverse Effect.

(a)           The Combined Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Parent Guarantor and its Subsidiaries (assuming that the transactions required to effectuate the IPO shall have occurred) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Parent Guarantor and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(b)           Upon the delivery thereof pursuant to Section 6.01(b), the unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the fiscal quarter ended June 30, 2026, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on such date, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or as otherwise permitted pursuant to Section 1.03, (ii) fairly present the consolidated financial condition of the Parent Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Parent Guarantor and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(c)           Since the Closing Date, there has been no event or condition, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06        Litigation.

There are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their respective Subsidiaries or against any of their properties or revenues that (a)  affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.

No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property and Valid Leasehold Interests; Liens.

(a)           Each of the Loan Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or valid leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09        Environmental Compliance.

There are no existing violations of Environmental Laws by any Loan Party or any Subsidiary or claims against any Loan Party or any Subsidiary alleging potential liability under, or responsibility for the violation of, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance.

Each Loan Party and each of its Subsidiaries maintain or require the tenants or managers of their owned properties to maintain insurance that complies with the requirements set forth in Section 6.07.

5.11        Taxes.

Each Loan Party and its Subsidiaries have filed all Federal, state, provincial, territorial and other material tax returns and reports required to be filed, and have paid all Federal, state, provincial, territorial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, or (b) where the failure to take any of the foregoing actions could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. To the knowledge of any Loan Party, there is no proposed tax assessment against such Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12        ERISA, etc. Compliance.

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any such failures to comply as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Loan Party, nothing has occurred that could reasonably be expected to prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; except in each case referred to in clauses (i) through (v), to the extent that any such event, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)           As of the Closing Date, no Borrower is and no Borrower will be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code, (iii) using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments or (iv) a “governmental plan” within the meaning of ERISA.

(e)           Each Canadian Pension Plan of a Designated Borrower or Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof (i) is in compliance in all material respects with the applicable provisions of all Applicable Laws except for any such failures to comply as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) has received a confirmation of registration from the Canada Revenue Agency if applicable and, to the knowledge of any Loan Party, nothing has occurred that could reasonably be expected to prevent, or cause the loss of, such registration.

(f)            There are no pending or, to the knowledge of any Designated Borrower or Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Canadian Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.13        Margin Regulations; Investment Company Act; REIT Status.

(a)           No Loan Party is engaged and no Loan Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           No Loan Party is, and no Loan Party is required to be, registered as an “investment company” under the Investment Company Act of 1940.

(c)           The Parent Guarantor meets all requirements to qualify as a REIT.

5.14        Disclosure.

(a)           No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as and when furnished and as modified or supplemented by other information so furnished), together with all such information previously provided and when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made (together with all such information previously provided and when taken as a whole), not materially misleading; provided, however, that it is understood that no Loan Party makes any representation or warranty with respect to any general economic or specific industry information, any projections, pro forma financial information, financial estimates, forecasts and forward-looking information, except that, with respect to projected financial information concerning the Loan Parties and their respective Subsidiaries furnished in writing by or on behalf of the Company to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared. It is further understood that (i) any projected financial information furnished to the Administrative Agent or any Lender is not to be viewed as facts, is not a guarantee of future performance and is subject to significant uncertainties and contingencies, many of which are beyond a Loan Party’s control, (ii) no assurance is given by such Loan Party that such projections will be realized and (iii) the actual results may differ from such projections and such differences may be material.

(b)           As of the Closing Date, the information included in the Beneficial Ownership Certification delivered to the Administrative Agent and/or any Lender pursuant to Section 4.01(c), if applicable, is true and correct in all respects.

5.15        Compliance with Laws.

Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.16        Intellectual Property; Licenses, Etc.

Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing is not a representation or warranty with respect to infringement or other violation of the IP Rights of any other Person (which is addressed in the following sentence of this Section 5.16). To the knowledge of any Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by such Loan Party or any Subsidiary infringes upon any rights held by any other Person to an extent that such infringement could reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending against any Loan Party or any of its Subsidiaries or, to the knowledge of any Loan Party, threatened against such Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17        Use of Proceeds.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 6.11. No proceeds of the Loans hereunder will be used for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders (or other equity owners), as appropriate, of such other Person has approved such acquisition.

5.18        Taxpayer Identification Number.

Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.19        Sanctions.

None of the Loan Parties, any Subsidiary of the Loan Parties or, to the knowledge of the chief executive officer, chief financial officer or general counsel of any Loan Party, any director, officer or employee thereof is an individual or entity that is currently (i) the subject of any Sanctions or in violation of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

5.20        Affected Financial Institution.

No Loan Party is an Affected Financial Institution.

5.21        Anti-Corruption Laws.

Each Loan Party and each of its Subsidiaries (a) have conducted their businesses for the past two years (or if any Loan Party or Subsidiary was formed within the past two years, for the duration of such Loan Party’s or Subsidiary’s existence) and, to the knowledge of the chief executive officer, chief financial officer, chief operating officer (if any) or general counsel of such Loan Party, their respective directors, officers, agents and employees are, in each case, in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) solely to the extent of a Designated Borrower, the UK Bribery Act 2010, and other similar applicable anti-money-laundering and anti-corruption legislation in other applicable jurisdictions, in any such case of the foregoing, to the extent applicable to, and binding on, the Loan Parties and their Subsidiaries (collectively, “Anti-Corruption Laws”), and (b) have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance by each Loan Party, its Subsidiaries and, to the knowledge of the chief executive officer, chief financial officer, chief operating officer (if any) or general counsel of such Loan Party, their respective directors, officers, agents and employees with applicable Anti-Corruption Laws and applicable Sanctions.

5.22        Solvency.

As of the Closing Date, immediately after giving effect to the initial Credit Extensions (if any) made on the Closing Date and the IPO Transactions, (a) the fair value of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Parent Guarantor and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (c) no Borrower will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

5.23        Subsidiaries.

As of the Closing Date, the Parent Guarantor has no Subsidiaries other than those specifically disclosed on Schedule 5.23, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 5.23 free and clear of all Liens other than Permitted Specified Liens. Schedule 5.23 identifies each Guarantor Party as of the Closing Date.

5.24        Designated Borrowers.

(a)           Each Designated Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Designated Borrower, the “Applicable Designated Borrower Documents”), and the execution, delivery and performance by such Designated Borrower of the Applicable Designated Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Designated Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Designated Borrower is organized and existing in respect of its obligations under the Applicable Designated Borrower Documents.

(b)           The Applicable Designated Borrower Documents are in proper legal form under the Laws of the jurisdiction in which each Designated Borrower is organized and existing for the enforcement thereof against such Designated Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents that the Applicable Designated Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Designated Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Designated Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Designated Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)           There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which any Designated Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Designated Borrower Documents or (ii) on any payment to be made by such Designated Borrower pursuant to the Applicable Designated Borrower Documents, except as has been disclosed to the Administrative Agent.

(d)           The execution, delivery and performance of the Applicable Designated Borrower Documents executed by such Designated Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Designated Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Article VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations that are not then due and payable), or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause each of its Subsidiaries to:

6.01        Financial Statements.

Deliver to the Administrative Agent (for distribution to each Lender):

(a)           as soon as available, but in any event within five (5) Business Days following the date the Parent Guarantor is required to file its Form 10-K with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise) (commencing with the fiscal year ending December 31, 2026), a consolidated balance sheet of the Group as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth, commencing with the fiscal year ending December 31, 2027, in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that, to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components); and

(b)           as soon as available, but in any event within 60 days after the end of the first three fiscal quarters of the Parent Guarantor (or, if earlier, within five (5) Business Days following the date the Parent Guarantor is required to file its Form 10-Q with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise)) (commencing with the fiscal quarter ending June 30, 2026), an unaudited consolidated balance sheet of the Group as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent Guarantor’s fiscal year then ended, and an unaudited statement of cash flow for the portion of the Parent Guarantor’s fiscal year then ended setting forth, commencing with the fiscal quarter ending June 30, 2027, in each case in comparative form the figures for the corresponding date of the previous fiscal year or the corresponding portion of the previous fiscal year, as applicable, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer as fairly presenting the consolidated financial condition of the Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02        Certificates; Other Information.

Deliver to the Administrative Agent (for distribution to each Lender):

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending June 30, 2026), a duly completed Compliance Certificate signed by a Responsible Officer;

(b)           promptly after any request by the Administrative Agent, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with an audit of the accounts of the Loan Parties and their respective Subsidiaries;

(c)           [reserved];

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which such Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of such Loan Party or any Subsidiary thereof, other than ordinary course or routine notices, correspondence, inquiries, examinations or audits;

(f)            promptly following any written request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, the Canadian AML Acts with respect to any Designated Borrower, and the Beneficial Ownership Regulation (to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has provided a Beneficial Ownership Certification to any Lender or the Administrative Agent in connection with this Agreement as required by the Beneficial Ownership Regulation);

(g)           promptly following the execution thereof, copies of any notice of termination of, material amendments or other material modifications to the Management Agreement; and

(h)           promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company or the Parent Guarantor posts such documents, or provides a link thereto on the Company’s or the Parent Guarantor’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s or the Parent Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent (by facsimile or electronic mail), which shall notify each Lender, of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company or the Parent Guarantor with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel that do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that so long as such Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07) (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall treat the Borrower Materials that are not marked “PUBLIC” or that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, no Loan Party shall be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03         Notices.

Promptly following knowledge thereof by a Responsible Officer, notify the Administrative Agent (which shall notify each Lender) of:

(a)            the occurrence of any Default or Event of Default;

(b)            any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)            the information set forth in Section 6.13 at the times required therein;

(d)            any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary, including any determination by the Company referred to in Section 2.11(b); and

(e)            from and after the Investment Grade Election Effective Date, any announcement by Moody’s, S&P or Fitch of any change or possible adverse change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04         Payment of Taxes.

Pay and discharge as the same shall become due and payable, all of its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, in each case in this Section 6.04, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05         Preservation of Existence, Etc.

(a)            Preserve, renew and maintain in full force and effect its legal existence and, where applicable, good standing under the Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 7.04 or 7.05, or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06         Maintenance of Properties.

(a)            Maintain, preserve and protect, or make contractual or other provisions to cause to maintain, preserve or protect, all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make, or make contractual or other provisions to cause to be made, all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07         Maintenance of Insurance.

Maintain, or use reasonable efforts to cause the tenants under all leases to which it is a party as landlord or the manager of its facilities to maintain, insurance with respect to its owned properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (including with respect to any captive insurance subsidiary or self-insurance, a system or systems of self-insurance and reinsurance which accords with the practices of similar businesses).

6.08         Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09         Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of any Loan Party or its Subsidiary, as the case may be.

6.10         Inspection Rights.

Subject to (x) rights of tenants, (y) applicable health and safety laws, and (z) except to the extent disclosure could reasonably be expected to contravene attorney client privilege or similar protection or violate any confidentiality or privacy obligation or otherwise contravene applicable law, permit representatives and independent contractors of the Administrative Agent and each Lender (in each case of a Lender, coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Loan Parties shall have the right to participate in any such discussions), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, only one (1) such visit and inspection by the Administrative Agent during any calendar year shall be at the reasonable expense of the Company; provided, further, however, that when an Event of Default exists and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.11         Use of Proceeds.

Use proceeds from the Committed Revolving Loans for working capital and general corporate purposes, including Investments, dividends and distributions, and acquisitions and developments and, in each case, not (a) in contravention of any applicable Law in any material respect or of any Loan Document or (b) to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock.

6.12         REIT Status.

The Parent Guarantor shall maintain its qualification as a real estate investment trust under Sections 856 through 860 of the Code.

6.13         Employee Benefits.

(a)            Comply with the applicable provisions of ERISA and the Code with respect to each Plan, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) furnish to the Administrative Agent (x) within five (5) Business Days after any Responsible Officer or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in an aggregate amount exceeding the Threshold Amount or the imposition of a Lien, a statement setting forth details as to such ERISA Event and the action, if any, that such Loan Party or ERISA Affiliate proposes to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

(b)            With respect to a Designated Borrower or any Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof, comply with the applicable provisions of applicable Law with respect to each Canadian Pension Plan, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) furnish to the Administrative Agent (x) within five (5) Business Days after any Responsible Officer of a Designated Borrower or Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof knows or has reason to know that any failure by a Designated Borrower or Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof to perform its obligations under a Canadian Pension Plan has occurred that, alone or together with any other failures, could reasonably be expected to result in liability of a Designated Borrower or any Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof in an aggregate amount exceeding the Threshold Amount or the imposition of a Lien, a statement setting forth details as to such event and the action, if any, that such Designated Borrower or Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof proposes to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each annual report filed by a Designated Borrower or Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof with the Canada Revenue Agency or other Governmental Authority with respect to each Canadian Pension Plan; (ii) the most recent actuarial valuation report for each Canadian Pension Plan; (iii) all notices received by a Designated Borrower or Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof from any Governmental Authority concerning each such Canadian Pension Plan; and (iv) such other documents or governmental reports or filings relating to any Canadian Pension Plan as the Administrative Agent shall reasonably request.

6.14         Anti-Corruption Laws.

Conduct its businesses in compliance in all material respects with applicable Anti-Corruption Laws and maintain policies and procedures reasonably designed to promote and achieve compliance by each Loan Party, its Subsidiaries and, to the knowledge of the chief executive officer, chief financial officer, chief operating officer (if any) or general counsel of such Loan Party, their respective directors, officers, agents and employees with applicable Anti-Corruption Laws.

6.15         Guarantors.

(a)            Parent Subsidiary Guarantors and Unsecured Debt Subsidiaries as Guarantors. Not later than the date on which (i) any Subsidiary of the Parent Guarantor owns, directly or indirectly, any Equity Interests of the Company (any such entity, a “Parent Subsidiary Guarantor”) or (ii) any Subsidiary of the Company becomes an Unsecured Debt Subsidiary (in each case, or such later date as the Administrative Agent shall reasonably agree), the Parent Guarantor and the Company shall cause such Parent Subsidiary Guarantor or Unsecured Debt Subsidiary, as applicable, to become a Guarantor and execute and deliver or cause to be executed and delivered to the Administrative Agent the applicable Subsidiary Guaranty Documents.

(b)            Covered Unencumbered Pool Entities as Guarantors. Prior to the Investment Grade Election Effective Date, in addition to, and without limiting the requirements in Section 6.15(a), the Company shall cause each Subsidiary that it elects to treat as a Covered Unencumbered Pool Entity to be a Guarantor and, with respect to any Subsidiary that the Company elects to treat as a Covered Unencumbered Pool Entity after the Closing Date, execute and deliver or cause to be executed and delivered to the Administrative Agent the applicable Subsidiary Guaranty Documents on or prior to the later of (i) the date that is sixty (60) days following the first date on which the Company elects to treat such Subsidiary as a Covered Unencumbered Pool Entity and (ii) the date on which the Compliance Certificate is delivered (or required to be delivered) with respect to any fiscal quarter (or fiscal year in the case of the fourth fiscal quarter) during which the Company elects to treat such Subsidiary as a Covered Unencumbered Pool Entity (or such later date as the Administrative Agent may reasonably agree).

Article VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations that are not then due and payable), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary (except Section 7.09 shall apply only to Wholly-Owned Subsidiaries) to, directly or indirectly:

7.01         Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens securing Indebtedness of the Parent Guarantor and its Subsidiaries permitted under Section 7.03;

(c)            Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(e)            pledges or deposits or other Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure statutory obligations, other than any Lien imposed by ERISA or in respect of a Canadian Pension Plan;

(f)             Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

(g)            the interests of lessees and lessors under leases or subleases of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(h)            Liens on property where the Parent Guarantor or its Subsidiaries is insured against such Liens by title insurance;

(i)             Liens on property acquired by the Parent Guarantor or any of its Subsidiaries after the date hereof and which are in place at the time such properties are so acquired and not created in contemplation of such acquisition;

(j)             Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(k)            Liens securing assessment bonds, so long as the Parent Guarantor or its Subsidiaries is not in default under the terms thereof;

(l)             deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(m)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(n)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(o)            Liens solely on any cash earnest money deposits made by the Parent Guarantor or any of its Subsidiaries in connection with any letter of intent or purchase agreement;

(p)            assignments to a reverse Section 1031 exchange trust;

(q)            licenses of intellectual property granted in the ordinary course of business;

(r)             Liens on assets of the Company or any of its Subsidiaries securing obligations under Swap Contracts; and

(s)            precautionary UCC filings in respect of operating leases.

7.02         [Reserved].

7.03         Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness of any Loan Party or any of its Subsidiaries, except:

(a)            Indebtedness under the Loan Documents;

(b)            other Indebtedness; provided that (i) at the time of the incurrence of such Indebtedness and immediately after giving effect thereto (including any Liens associated therewith) no Event of Default has occurred and is continuing or would result therefrom and (ii) with respect to obligations of a Loan Party in respect of Swap Contracts, such Swap Contracts shall be (x) entered into in order to manage existing or anticipated risk and not for speculative purposes or (y) (i) for the sale of Equity Interests issued by the Parent Guarantor at a future date that could be discharged solely by (1) delivery of the Parent Guarantor’s Equity Interests, or, (2) solely at Parent Guarantor’s option made at any time, payment of the net cash value of such Equity Interests at the time, irrespective of the form or duration of such agreement, commitment or arrangement and (ii) not for speculative purposes; and

(c)         (i) Indebtedness between or among Parent Guarantor and any Subsidiary of Parent Guarantor or between or among any Subsidiaries of Parent Guarantor and (ii) Indebtedness owing to any member of the Healthpeak Group as of the Closing Date or incurred after the Closing Date pursuant to or in connection with the Management Agreement, in each case, so long as such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent.

7.04         Fundamental Changes.

Merge, dissolve, liquidate, amalgamate or consolidate with or into another Person, except that, so long as no Default exists or would result therefrom, (i) any Person may merge with or into, consolidate with or amalgamate with the Company in a transaction in which the Company shall be the continuing or surviving Person, (ii) any Person (other than Parent Guarantor) may merge with or into, consolidate with or amalgamate with any Subsidiary (other than the Company) in a transaction in which the continuing or surviving Person shall be a Subsidiary of the Company (provided that if a Designated Borrower is party to any such transaction, (x) such Designated Borrower shall be the continuing or surviving Person or (y) the continuing or surviving Person shall have met the conditions of Section 2.19 to the designation of such Person as a Designated Borrower and shall assume the obligations of the predecessor Designated Borrower), (iii) any Subsidiary of the Company may merge with or into, consolidate with or amalgamate with any Person in order to consummate a Disposition permitted by Section 7.05 or an Investment (provided that if a Designated Borrower is party to any such transaction, (x) such Designated Borrower shall be the continuing or surviving Person or (y) the continuing or surviving Person shall have met the conditions of Section 2.19 to the designation of such Person as a Designated Borrower and shall assume the obligations of the predecessor Designated Borrower); (iv) any Subsidiary of the Company may merge into, the Parent Guarantor, the Company or any other Subsidiary of the Company (provided that if a Designated Borrower is party to any such transaction (other than any merger into the Parent Guarantor or the Company; it being understood and agreed that the Parent Guarantor or the Company, as applicable, shall be the continuing or surviving Person thereof), (x) such Designated Borrower shall be the continuing or surviving Person or (y) the continuing or surviving Person shall have met the conditions of Section 2.19 to the designation of such Person as a Designated Borrower and shall assume the obligations of the predecessor Designated Borrower); and (v) any Subsidiary of the Company (other than a Designated Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders. For avoidance of doubt, in each case to the extent constituting a merger, dissolution, liquidation or consolidation after the effectiveness of this Agreement, each of the IPO Transactions is permitted under this Section 7.04.

7.05         Dispositions.

Make any Disposition (other than any Disposition to any Loan Party or any Subsidiary) of all or substantially all of the assets (whether now owned or hereafter acquired, including pursuant to a Delaware LLC Division) of any Loan Party and its Subsidiaries, taken as a whole. For avoidance of doubt, in each case to the extent constituting a Disposition after the effectiveness of this Agreement, each of the IPO Transactions is permitted under this Section 7.05.

7.06         Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment; provided that, (i) (a) each Loan Party and each Subsidiary may declare or make, directly or indirectly, any Restricted Payment required to qualify and maintain such Loan Party’s qualification as a real estate investment trust under Sections 856 through 860 of the Code, and (b) each Loan Party and each Subsidiary may declare or make, directly or indirectly, any Restricted Payment required to avoid the payment of federal or state income or excise tax; which permitted Restricted Payments under clauses (i)(a) and (i)(b), for the avoidance of doubt, include Restricted Payments from the Company or any of its Subsidiaries to its equity holders in order for the Parent Guarantor to comply with the foregoing, (ii) so long as no Default shall have occurred and be continuing or would result therefrom, each Loan Party and each Subsidiary may purchase, redeem, retire, acquire, cancel or terminate Equity Interests issued by such Loan Party or such Subsidiary so long as immediately after giving effect thereto the Parent Guarantor is in compliance on a Pro Forma Basis with the requirements of Section 7.10(e), (iii) so long as no Default shall have occurred and be continuing or would result therefrom, each Loan Party and each Subsidiary may make any payment on account of any return of capital to the Parent Guarantor’s stockholders, partners or members (or the equivalent Person thereof), (iv) each Loan Party and each Subsidiary may declare and make dividend payments, other distributions or other Restricted Payments payable solely in the Equity Interests in such Person, (v) any Subsidiary may at any time make Restricted Payments to the Parent Guarantor, the Company or any other Subsidiary and, solely to the extent such Restricted Payments to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, (vi) each Loan Party and each Subsidiary may declare or make, directly or indirectly, any Restricted Payment within sixty (60) days after the date of declaration thereof, if on the date of declaration of such payment, such payment would have been permitted pursuant to another clause of this Section 7.06 and, on the date of such payment, no Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing, (vii) so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing at the time of such payment, each Loan Party and each Subsidiary thereof may make any payments (including but not limited to management fees, expense reimbursement payments, indemnification payments and tax distributions) contemplated by the Management Agreement and (viii) (x) the Parent Guarantor may sell Equity Interests of the Parent Guarantor (other than Disqualified Equity Interests or Equity Interests sold to a Subsidiary of the Company) (collectively, “Refunding Equity Interests”) and the Parent Guarantor or the Company may substantially concurrently use the net proceeds from such Refunding Equity Interests to purchase or redeem Equity Interests of the Parent Guarantor or the Company (“Retired Equity Interests”) in a number equal to the Refunding Equity Interests sold by the Parent Guarantor and (y) the Parent Guarantor or the Company, as applicable, may declare and pay dividends or distributions on the Retired Equity Interests out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Equity Interests; provided that, in the case of each of clauses (viii)(x) and (viii)(y), such Restricted Payment must be made within 90 days of the receipt of the proceeds from the issuance of such Refunding Equity Interests. For avoidance of doubt, in each case to the extent constituting a Restricted Payment after the effectiveness of this Agreement, each of the IPO Transactions is permitted under this Section 7.06.

7.07         Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by each Loan Party and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08         Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of any Loan Party (other than transactions between or among a Loan Party and a Subsidiary (including any entity that becomes a Subsidiary as a result of such transaction) (or any combination thereof)), whether or not in the ordinary course of business, except (i) transactions on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (iii) making Restricted Payments permitted by this Agreement, (iv) payments (whether in cash, securities or other property) by any non-Wholly-Owned Subsidiary of the Company, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of such Subsidiary, or on account of any return of capital to such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), in any such case, made to holders of Equity Interests in such Subsidiary (x) to the extent required pursuant to such Subsidiary’s Organization Documents or (y) to the extent such payment would have been permitted by Section 7.06 had it constituted a Restricted Payment, (v) other transactions expressly permitted by this Agreement, (vi) transactions with Affiliates that are Disclosed Matters (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not adverse to the interests of the Lenders in their capacities as such), (vii) transactions in the ordinary course of business that comply with the requirements of the North American Securities Administrators Association’s Statement of Policy of Real Estate Investment Trusts, (viii) transactions between a Loan Party or Subsidiary and any “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of any Loan Party or Subsidiary, (ix) the IPO Transactions, (x) entry into the Management Agreement and any Permitted Amendment thereof and (xi) transactions pursuant to the Management Agreement.

7.09         Burdensome Agreements.

Enter into, assume or otherwise be bound, or permit any Wholly-Owned Subsidiary to enter into, assume or otherwise be bound, by any Negative Pledge other than (i) any Negative Pledge contained in an agreement entered into in connection with any Indebtedness that is permitted pursuant to Section 7.03, which Indebtedness is of a type that customarily includes a Negative Pledge or with respect to which such Negative Pledge is no more restrictive on a Loan Party or such Wholly-Owned Subsidiary in any material respect, when taken as a whole, than this Section 7.09 (as determined in good faith by the Company); (ii) any Negative Pledge required or imposed by, or arising under or as a result of, any Law; (iii) Negative Pledges contained in (x) the agreements set forth on Schedule 7.09 or that are Disclosed Matters; (y) any agreement relating to the Disposition of any Subsidiary or any assets pending such Disposition; provided that, in any such case, the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such Disposition; or (z) any agreement in effect at the time any Person becomes a Wholly-Owned Subsidiary so long as such agreement was not entered into in contemplation of such Person becoming a Wholly-Owned Subsidiary and such restriction only applies to such Person and/or its assets, (iv) customary restrictions in leases, licenses and other contracts restricting the assignment thereof, (v) other customary restrictions set forth in agreements relating to assets specified in such agreements and entered into in the ordinary course of business to the extent such restrictions shall solely apply to such specified assets; and (vi) restrictions that apply only to the Equity Interests in, or assets of, any Person other than a Loan Party or a Wholly-Owned Subsidiary, in each case as such agreements, leases or other contracts may be amended from time to time and including any renewal, extension, refinancing or replacement thereof; provided that, with respect to any agreement described in clause (iii), such amendment, renewal, extension, refinancing or replacement does not contain restrictions of the type prohibited by this Section 7.09 that are, in the aggregate, more onerous in any material respect on a Loan Party or any Wholly-Owned Subsidiary than the restrictions, in the aggregate, in the original agreement.

7.10         Financial Covenants.

(a)            Leverage Ratio. Permit the Leverage Ratio to be greater than 0.60 to 1.00 as of the end of any fiscal quarter. Notwithstanding the foregoing, in connection with the consummation of a Significant Acquisition, the Parent Guarantor shall be permitted to increase the maximum Leverage Ratio to 0.65 to 1.00 for any fiscal quarter in which a Significant Acquisition occurs and for the three (3) consecutive full fiscal quarters immediately thereafter; provided that, solely in the case of any increase pursuant to this sentence, in no event shall the Leverage Ratio exceed 0.65 to 1.00 as of the end of any fiscal quarter or exceed 0.60 to 1.00 for more than four (4) consecutive fiscal quarters in any consecutive five (5) fiscal quarter period.

(b)            Secured Debt Ratio. Permit the Secured Debt Ratio to be greater than 0.40 to 1.00 as of the end of any fiscal quarter.

(c)            Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 as of the end of any fiscal quarter.

(d)            Unsecured Leverage Ratio. Permit the Unsecured Leverage Ratio to be greater than 0.60 to 1.00 as of the end of any fiscal quarter. Notwithstanding the foregoing, in connection with the consummation of a Significant Acquisition, the Parent Guarantor shall be permitted to increase the maximum Unsecured Leverage Ratio to 0.65 to 1.00 for any fiscal quarter in which a Significant Acquisition occurs and for the three (3) consecutive full fiscal quarters immediately thereafter; provided that, solely in the case of any increase pursuant to this sentence, in no event shall the Unsecured Leverage Ratio exceed 0.65 to 1.00 as of the end of any fiscal quarter or exceed 0.60 to 1.00 for more than four (4) consecutive fiscal quarters in any consecutive five (5) fiscal quarter period.

(e)            Consolidated Tangible Net Worth. Permit the Consolidated Tangible Net Worth to be less than the sum of (i) $2,040,890,000 as of the end of any fiscal quarter plus (ii) an amount equal to 75% of the net proceeds received by the Parent Guarantor from any offerings of Equity Interests of the Parent Guarantor occurring after the “Closing Date” (as defined in the Existing Credit Agreement).

(f)            Unsecured Interest Coverage Ratio. Permit the Unsecured Interest Coverage Ratio to be less than 1.75 to 1.00 as of the end of any fiscal quarter.

7.11         Sanctions.

Directly or, to its knowledge, indirectly, use any part of the proceeds of any Credit Extension or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (except to the extent permitted for a Person that is required to comply with such Sanctions) or (ii) in any other manner that will result in a violation of Sanctions applicable to any party hereto.

7.12         Anti-Corruption Laws.

Directly or, to its knowledge, indirectly use the proceeds of any Credit Extension for any purpose which would violate in any material respect any applicable Anti-Corruption Laws.

Article VIII

Events of Default and Remedies

8.01         Events of Default.

Any of the following shall constitute an Event of Default:

(a)            Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. Any Borrower, any other Loan Party or any of their respective Subsidiaries fails to perform or observe any term, covenant or agreement contained in any of (i) Section 6.03(b), 6.05 (solely with respect to the legal existence of the Loan Parties), 6.11 or 6.15 or Article VII and such failure continues for five (5) consecutive Business Days, or (ii)  Section 6.03(a) or (d) and such failure continues for fifteen (15) consecutive Business Days; or

(c)            Other Defaults. Any Borrower, any Loan Party or any of their respective Subsidiaries fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) consecutive days after the receipt by the Company of written notice of such failure from the Administrative Agent; provided that, if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within thirty (30) days, then such thirty (30) day period shall be extended for such additional period of time (not exceeding ninety (90) additional days) as may be reasonably necessary to cure such failure so long as such Loan Party or its Subsidiaries, as applicable, commence such cure within such thirty (30) day period and diligently prosecute same until completion; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document, certificate or other writing executed by a Responsible Officer and required to be furnished hereunder, shall be incorrect in any material respect when made or deemed made (or, in the case of the representations and warranties in Section 5.14(b) or any representation and warranty that is qualified by materiality, shall be incorrect in any respect when made or deemed made) and, with respect to any representation, warranty, certification or statement (other than the representations and warranties in Section 5.14(b)) not known by such Loan Party at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made or deemed made is not removed within thirty (30) days after the first to occur of (i) the date upon which a Responsible Officer of any Loan Party obtains knowledge thereof or (ii) receipt by the Company of written notice thereof from the Administrative Agent; or

(e)            Cross-Default. (i) The Parent Guarantor, the Company or any of their respective Subsidiaries (A) (x) fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Recourse Indebtedness or (y) fails to observe or perform any other agreement or condition relating to any such Material Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or, prior to the Investment Grade Election Effective Date, to permit the holder or holders of such Material Recourse Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holder or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require the Parent Guarantor, the Company or such Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity or (B) prior to the Investment Grade Election Effective Date, (x) fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Non-Recourse Indebtedness or (y) fails to observe or perform any other agreement or condition relating to any such Non-Material Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or, prior to the Investment Grade Election Effective Date, to permit the holder or holders of such Material Non-Recourse Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holder or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Non-Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require the Parent Guarantor, the Company or such Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Non-Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to (1) secured Indebtedness that becomes due and payable (or as to which an offer to repurchase, prepay, defease or redeem is required to be made) as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness that has become so due and payable (including as a result of such offer to repurchase, prepay, defease or redeem such Indebtedness) is assumed or repaid in full when and to the extent required under the document providing for such Indebtedness (after giving effect to any notice or grace periods applicable thereto), (2) any redemption, repurchase, conversion or settlement with respect to any convertible debt security which is consummated in accordance with the terms of such convertible debt security, unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (3) any early payment requirement or unwinding or termination with respect to any Swap Contract (A) not arising out of a default by any Loan Party or any Subsidiary and (B) to the extent that such Swap Termination Value owed has been paid in full by any Loan Party or any of its Subsidiaries when due; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undischarged, undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)            Judgments. There is entered against any Loan Party or any of its Material Subsidiaries (i) a final non-appealable judgment or order that has not been discharged, satisfied, dismissed or vacated for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent (x) not paid, fully bonded or covered by independent third-party insurance as to which the insurer has not denied coverage or (y) for which such Loan Party or applicable Material Subsidiary has not been indemnified), or (ii) any one or more non-monetary final non-appealable judgments that have not been discharged, dismissed or vacated and that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case of clause (i) or (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)             ERISA, etc. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or (ii) any failure by a Designated Borrower or any Subsidiary thereof that is incorporated or organized under the laws of Canada or any province or territory thereof to perform its obligations under a Canadian Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary thereof in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any of its Subsidiaries contests in writing in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any material provision of any Loan Document; or

(k)             Change of Control. There occurs any Change of Control.

For purposes of clauses (f), (g), and (h) above (including as it relates to the exercise of remedies set forth below in Section 8.02), no Event of Default shall be deemed to have occurred with respect to a Material Group unless the type of event specified therein has occurred with respect to each Subsidiary that is a member of such Material Group.

8.02         Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)            require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default with respect to any Loan Party pursuant to Section 8.01(f) or (g) or the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code or any other Debtor Relief Law solely with respect to a Designated Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03         Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender and amounts owing under Treasury Management Agreements, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders), the Treasury Management Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03, 2.06(d) and/or 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article IX

Administrative Agent

9.01         Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise expressly set forth herein and except with respect to Section 9.06, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have any rights as a third-party beneficiary of any of such provisions.

9.02         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or obtain consent of the Lenders with respect thereto.

9.03         Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06         Resignation of Administrative Agent.

The Administrative Agent may at any time resign as Administrative Agent upon thirty (30) days’ notice to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval (not to be unreasonably withheld or delayed) of the Company (unless an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Company shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer (and subject to the approval (not to be unreasonably withheld or delayed) of the Company (unless an Event of Default has occurred and is continuing)), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Company shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion; provided, further, that, if the retiring Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security on behalf of the Lenders or the L/C Issuer until such time as a successor Administrative Agent is appointed hereunder) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer, unless otherwise agreed to between the Company and Bank of America. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents as an L/C Issuer, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07         Non-Reliance on Administrative Agent, the Arrangers and Other Lenders.

Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent or any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger has disclosed material information in its (or its Related Parties’) possession. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer, as applicable, for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, as applicable, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08         No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents, Co-Documentation Agents or Senior Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09         Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding under any Debtor Relief Law relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(g) and (h), 2.10 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10         Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

9.11         Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent to release any Subsidiary Guarantor from its obligations under Article XII in accordance with Section 12.10. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under Article XII pursuant to this Section 9.11, provided that neither the request nor the delivery of such confirmation shall be a condition to or shall cause any delay in the provision of any release permitted, required or requested in accordance with Section 12.10.

Article X

Miscellaneous

10.01       Amendments, Etc.

Except as set forth in Section 2.02(f) in respect of Conforming Changes made pursuant to such section, Section 2.15 in respect of an extension of a Maturity Date, Section 2.16 in respect of an Incremental Term Loan Amendment or Section 3.03 in respect of the replacement of Term SOFR, SOFR or the Relevant Rate and/or Conforming Changes or other amendments or modifications made pursuant to such section, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            extend the expiration date or increase the amount of any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or Event of Default is not considered an extension or increase in the Commitments of any Lender);

(b)            postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment (other than mandatory prepayments (if any) with respect to any Incremental Term Loans) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder (including pursuant to Section 2.06) or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that (i) only the consent of the Required Class Lenders shall be necessary to amend the definition of “Default Rate” with respect to such Class or to waive any obligation of the Borrowers to pay interest at the Default Rate with respect to such Class, and (ii) only the consent of the Required Revolving Lenders shall be necessary to waive any obligation of the Borrowers to pay Letter of Credit Fees at the Default Rate;

(d)            (i) change the definition of “Applicable Percentage” or Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, or (ii) change Section 2.07(b) in a manner that would alter the pro rata reductions required thereby without the written consent of each Revolving Lender directly and adversely affected thereby;

(e)            change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or “Required Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” without the written consent of each Lender under the Revolving Facility;

(f)            (i) release the Parent Guarantor from its obligations as a Guarantor without the written consent of each Lender, (ii) release all or substantially all of the value of the Guaranteed Obligations of the Guarantor Parties (other than Parent Guarantor), taken as a whole, under the Guaranties (except as provided herein) without the written consent of each Lender, or (iii) release the Company from its Obligations as a Borrower or as a Guarantor without the written consent of each Lender; or

(g)            directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the applicable Required Class Lenders;

and provided, further, that:

(x)            only the written consent of each Revolving Lender shall be required to the extent such amendment, waiver or consent shall change the definition of “Canadian Dollars”; and

(y)            only the written consent of the Required Revolving Lenders, and, to the extent required pursuant to clause (i) of the proviso below, the L/C Issuer, shall be required to the extent such amendment, waiver or consent shall (i) amend, waive or otherwise modify any of the conditions precedent set forth in Section 4.02 with respect to any Credit Extension under the Revolving Facility, (ii) impose any greater restriction on the ability of any Revolving Lender to assign any of its rights or obligations hereunder or (iii) release any Designated Borrower from its obligations as a Borrower;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto (and, for the avoidance of doubt, no other parties shall have any right to approve or disapprove any such amendment, waiver or consent) and (v) no amendment, waiver or consent shall, unless in writing and signed by any Agent directly and adversely affected thereby in its capacity as such, in addition to the Administrative Agent and the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document in its capacity as such. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender (or all Lenders of a Class or each affected Lender of a Class) may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) no Commitment of any Defaulting Lender may be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, (A) the Administrative Agent and the Company may, with the consent of the other (but without the consent of any other Person), amend, modify or supplement any Loan Document to correct, amend or cure any ambiguity, inconsistency, omission, mistake or defect or correct any obvious error or any error or omission of an administrative or technical nature so long as such amendment, modification or supplement does not impose additional obligations on any Lender; provided that the Administrative Agent shall promptly give the Lenders notice of, and provide to the Lenders a copy of, any such amendment, modification or supplement, and (B) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Company and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, and such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or, with respect to Revolving Lenders, the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrowers to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Company (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

In addition, notwithstanding the foregoing, the Company may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Commitments or Loans of the Accepting Lenders (as defined below) to be extended, (B) modify the Applicable Rate and/or fees payable with respect to the Loans and Commitments of the Accepting Lenders, (C) modify any covenants or other provisions or add new covenants or provisions that are agreed between the Company, the Administrative Agent and the Accepting Lenders; provided that such modified or new covenants and provisions are applicable only during periods after the applicable Maturity Date that is in effect on the effective date of such Permitted Amendment, and (D) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (A), (B) and (C) of this paragraph (“Permitted Amendments,” and any amendment to this Agreement to implement Permitted Amendments, a “Loan Modification Agreement”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective. Permitted Amendments shall become effective only with respect to the Commitments and/or Loans of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Commitments and/or Loans as to which such Lender’s acceptance has been made. The Company and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Company shall also deliver such resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Commitments and Loans of the Accepting Lenders as to which such Lenders’ acceptance has been made, (2) any applicable Lender who is not an Accepting Lender may be replaced by the Company in accordance with Section 10.13, and (3) the Administrative Agent and the Company shall be permitted to make any amendments or modifications to any Loan Documents necessary to allow any borrowings, prepayments, participations in Letters of Credit and commitment reductions to be ratable across each Class of commitments to make Loans the mechanics for which may be implemented through the applicable Loan Modification Agreement and may include technical changes related to the borrowing and repayment procedures of the Lenders; provided that with the consent of the Accepting Lenders such prepayments and commitment reductions and reductions in participations in Letters of Credit may be applied on a non-ratable basis to the class of non-Accepting Lenders.

Notwithstanding anything herein to the contrary, this Agreement may be amended in connection with Incremental Term Loans, as set forth in Section 2.16(e)(iii).

10.02       Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to the Company or any other Loan Party, the Administrative Agent, the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)         if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b) below, shall be effective as provided in such Section 10.02(b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer provided pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, or any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrowers and any other Loan Party, the Administrative Agent and the L/C Issuer may change its address, facsimile number, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, telephone number or e-mail address for notices and other communications hereunder by notice to the Company, the Administrative Agent, and, in the case of Revolving Lenders, the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities Laws.

(e)            Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in accordance with Section 10.02. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party and its Subsidiaries or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from enforcing payments of amounts payable to such Lender pursuant to Sections 3.01, 3.04, 3.05 and 10.04 or from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party or any Subsidiary under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04       Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. Each Loan Party shall, jointly and severally, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (limited, in the case of legal fees, to the reasonable and documented fees, charges and disbursements of one primary counsel, and, if applicable, one local counsel in each material jurisdiction, for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, due diligence, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (subject to the limitations set forth in clause (i) above with respect to legal fees) and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (limited, in the case of legal fees, to the reasonable and documented fees, charges and disbursements of (x) one primary counsel for the Administrative Agent (and, if reasonably required, one counsel for the Administrative Agent per specialty area and one local counsel for the Administrative Agent per applicable jurisdiction) and (y) one additional counsel for all the Lenders (and, if reasonably required, one additional counsel per specialty area and one local counsel per applicable jurisdiction), plus additional counsel for the Lenders as necessary in the event of an actual or potential conflict of interest among the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses (subject to the limitations set forth above with respect to legal fees) incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Loan Parties. Each Loan Party shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, the Agents and their Affiliates and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees; provided that reimbursement for reasonable and documented out-of-pocket fees, charges and disbursements of additional counsel of the Indemnitees will be limited to such specialist counsel as may reasonably be required by the Indemnitees, a single firm of local counsel for the Indemnitees in each material jurisdiction and, in the event of an actual or potential conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including, without limitation, each Lender’s agreement to make Loans or the use or intended use of the proceeds thereof) or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A)(x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Parties or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith or a material breach of the obligations of such Indemnitee or any of its Related Indemnified Parties hereunder or under any other Loan Document, if any Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (B) arise out of a dispute solely among Indemnitees and not resulting from any act or omission by any Loan Party or any of its Affiliates (other than any such losses, claims, damages, penalties, liabilities or related reasonable and documented out-of-pocket expenses against an Indemnitee in its capacity or in fulfilling its role as an Agent). Notwithstanding the foregoing, Section 3.01 shall be the sole remedy for any indemnification claim in respect of Taxes. No Loan Party shall, except as a result of its indemnification obligations hereunder, and nor shall any of its Related Parties have any liability for any indirect or consequential damages (as opposed to direct or actual damages) in connection with its activities related to the Revolving Facility.

(c)            Reimbursement by Lenders. To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or 10.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing and without relieving such Loan Party of its obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.13(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Loan Party shall not assert, and hereby waives, any claim against any of the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, the Agents and their Affiliates and each Related Party of any of the foregoing Persons (each such Person being called a “Lender Related Party”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Lender Related Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of such Lender Related Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(e)            Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor (accompanied by backup documentation to the extent available).

(f)             Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05       Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender (provided that, for the avoidance of doubt, the rights and obligations of any Loan Party may be assigned to any applicable surviving or successor Loan Party in connection with a transaction permitted by, and consummated in accordance with, Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment or grant of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, any Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is in respect of the Revolving Facility to a Person that is a Revolving Lender, an Affiliate of any Revolving Lender or an Approved Fund with respect to any Revolving Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is in respect of the Revolving Facility to a Person that is a Revolving Lender, an Affiliate of any Revolving Lender or an Approved Fund with respect to any Revolving Lender; and

(C)         the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Revolving Commitment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)         Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to the Loan Parties. No such assignment shall be made to any Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vii)         No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (vii).

(viii)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver any applicable Note(s) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)         Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of any Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Borrower, the L/C Issuer and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent or the L/C Issuer, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender (or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or any of its Subsidiaries) or any Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations under the Revolving Facility) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant agrees to be subject to the provisions of Sections 3.01, 3.04, 3.05, 3.06 and 10.13 and any requirements or limitations contained therein as if it were an assignee under subsection (b) of this Section. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges. Any Lender may at any time pledge, assign or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g)            [Reserved].

(h)            Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, upon thirty (30) days’ notice to the Company and the Lenders, resign as L/C Issuer. In the event of any such resignation or any other Person’s resignation as L/C Issuer, the Company shall be entitled to appoint from among the Revolving Lenders (with the applicable Revolving Lender’s consent) a successor L/C Issuer hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Revolving Loans that are Base Rate Committed Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(b)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the resigning L/C Issuer and outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

10.07       Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, consultants, service providers and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any governmental agency or regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c), (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and its obligations or (iii) an actual or potential insurer or reinsurer, (g) with the consent of the Company, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company that the Administrative Agent, any such Lender or the L/C Issuer reasonably believes is not bound by a duty of confidentiality to the Company, (i) to any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder (provided such rating agencies are advised of the confidential nature of such information and agree to keep such information confidential), (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (k) to any Person that would qualify as an Eligible Assignee hereunder (without giving effect to the consent required under Section 10.06(b)(iii)) providing financing to the disclosing Lender, to the extent reasonably required by such Person (provided such other Persons are advised of the confidential nature of such information and agree to keep such information confidential). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 10.07, “Information” means all information received from or on behalf of the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own or its other similarly situated customers’ confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning any Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority (including any self-regulatory authority) without any notification to any Person.

10.08      Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the applicable Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (including without limitation, under the Criminal Code (Canada) with respect to any Designated Borrower) (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10       Integration; Effectiveness.

This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

10.11      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or any document, certificate or other writing executed by a Responsible Officer and required to be furnished hereunder shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender’s obligation to make, continue or convert to Affected Loans is suspended pursuant to Section 3.02, or if any Lender is a Defaulting Lender, or if any Lender does not consent to any amendment or waiver of any provision hereof or of any other Loan Document for which its consent is required under Section 10.01 after Required Lenders or applicable Required Class Lenders have consented thereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)            the assignment fee specified in Section 10.06(b) shall have been paid to or waived by the Administrative Agent;

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (or the applicable Designated Borrower) (in the case of all other amounts);

(c)            in the case of any such assignment resulting from (i) a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter, (ii) a suspension of a Lender’s obligation to make, continue or convert to Affected Loans pursuant to Section 3.02, the applicable assignee shall not be subject to a similar suspension and (iii) a Lender not consenting to any amendment or waiver hereunder or under any Loan Document for which its consent is required under Section 10.01, the applicable assignee shall have consented to such amendment or waiver; and

(d)            such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Each party hereto agrees that (i) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

10.14       Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)            SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.14(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15       Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Company and each other Loan Party, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) the Company and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any other Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Arranger has any obligation to the Company or any other Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and each other Loan Party and its Affiliates, and neither the Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Company or any other Loan Party or its Affiliates. To the fullest extent permitted by law, the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      USA Patriot Act, Canadian AML Acts and Beneficial Ownership Regulation Notice.

Each Lender that is subject to the Patriot Act (as hereinafter defined) (or solely with respect to the Canadian AML Acts, a Designated Borrower) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and each other Loan Party that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) (or solely with respect to the Canadian AML Acts, a Designated Borrower), and the Beneficial Ownership Regulation, as applicable, it is required to obtain, verify and record information that identifies the Company and each other Loan Party, which information includes the name and address of the Company and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and each other Loan Party in accordance with the Patriot Act (or solely with respect to the Canadian AML Acts, a Designated Borrower) and the Beneficial Ownership Regulation, as applicable.

10.18       Delivery of Signature Page.

Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a counterpart of this Agreement duly executed by such Lender.

10.19       Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Company or any other Loan Party in the Agreement Currency, the Company and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Company or such other Loan Party (or to any other Person who may be entitled thereto under applicable law). All of the Company’s and each other Loan Party’s obligations under this Section 10.19 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

10.20       Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.21       Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent or the L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and the L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the reasonable request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

10.22      [RESERVED].

10.23       Lender Representations.

(a)             Each Lender (x) represents and warrants, as of the Closing Date or such later date such Person became a Lender party hereto, to, and (y) covenants, from the Closing Date or such later date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the Closing Date or such later date such Person became a Lender party hereto, to, and (y) covenants, from the Closing Date or such later date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Arrangers under this Agreement, any Loan Document or any documents related hereto or thereto).

10.24       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25       Appointment of Company.

Each of the Loan Parties hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Company shall be deemed delivered to each Loan Party.

10.26      Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party with respect to such Swap Obligation as may be needed by such Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.26 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.26 to constitute, and this Section 10.26 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

10.27      No Novation.

(a)            As of the Closing Date, the Term Commitments of the Term Lenders under (and as defined in) the Existing Credit Agreement shall be terminated by the Company, and each Term Note, if any, held by any Term Lender under (and as defined in) the Existing Credit Agreement shall be deemed to be cancelled. The remaining Lenders under (and as defined in) the Existing Credit Agreement, together with any additional Lenders identified on the signature pages hereto as of the Closing Date, shall be Lenders under this Agreement with Revolving Commitments as set forth on Schedule 2.01 hereto. On the Closing Date, effective immediately following such termination and repayment, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. This Agreement amends, restates and supersedes the Existing Credit Agreement in its entirety and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the obligations evidenced thereby or provided for thereunder. Without limiting the generality of the foregoing, (i) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s outstanding Loans and Revolving Commitments hereunder reflect such Lender’s pro rata share of the outstanding aggregate Loans and Revolving Commitments on the Closing Date and (ii) all other Obligations outstanding under the Existing Credit Agreement shall on the Closing Date be Obligations under this Agreement (to the extent not repaid on the Closing Date). To the extent the Existing Credit Agreement provides that certain terms survive the termination of the Existing Credit Agreement or survive the payment in full of principal, interest and all other amounts payable thereunder, then such terms shall survive the amendment and restatement of the Existing Credit Agreement.

(b)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

(c)            On the Closing Date, the Existing Revolving Note, if any, held by each Revolving Lender shall be deemed to be cancelled and, if such Revolving Lender has requested a Revolving Note hereunder, amended and restated by the Revolving Note delivered to such Lender hereunder on or about the Closing Date (regardless of whether any Revolving Lender shall have delivered to the Company for cancellation the Existing Revolving Note held by it). Each Revolving Lender, whether or not requesting a Revolving Note hereunder, shall use its commercially reasonable efforts to deliver the Existing Revolving Note held by it to the Company for cancellation and/or amendment and restatement. All amounts owing under, and evidenced by, the Existing Revolving Notes as of the Closing Date shall continue to be outstanding hereunder (subject to such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as referred to in Section 10.27(a)(i)), and shall from and after the Closing Date, if requested by the Revolving Lender holding such Existing Revolving Note, be evidenced by the Revolving Notes, and shall in any event be evidenced by, and governed by the terms of, this Agreement. Each Revolving Lender hereby agrees to indemnify and hold harmless the Company from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against the Company arising out of such Revolving Lender’s failure to deliver the Existing Revolving Note held by it to the Company for cancellation, subject to the condition that the Company shall not make any payment to any Person claiming to be the holder of such Existing Revolving Note unless such Revolving Lender is first notified of such claim and is given the opportunity, at such Revolving Lender’s sole cost and expense, to assert any defenses to such payment.

(d)            Notwithstanding anything to the contrary herein or in the Existing Credit Agreement, each lender party to the Existing Credit Agreement hereby waives any compensation pursuant to Section 3.05 of the Existing Credit Agreement in connection with any reallocations, sales, assignments or other relevant actions in respect of any credit and loan exposure under the Existing Credit Agreement as referred to in Section 10.27(a)(ii) or any other payment or prepayment of Obligations on the Closing Date.

Article XI

Continuing Guaranty

11.01      Guaranty.

Each of the Parent Guarantor and each other Parent Subsidiary Guarantor (each, a “Parent Entity Guarantor”) hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations (for each Parent Entity Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of such Parent Entity Guarantor shall exclude any Excluded Swap Obligations with respect to such Parent Entity Guarantor and (b) the liability of such Parent Entity Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Parent Entity Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Parent Entity Guarantor, or any of them, under this Guaranty, and each Parent Entity Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than a defense as to the payment in full of the Guaranteed Obligations).

11.02       Rights of Lenders.

Each Parent Entity Guarantor consents and agrees that the Administrative Agent, the L/C Issuer and each of the other Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer or any of the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Parent Entity Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Parent Entity Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of any Parent Entity Guarantor.

11.03      Certain Waivers.

Each Parent Entity Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent, the L/C Issuer or any other Lender) of the liability of any Borrower (other than as to the payment in full of the Guaranteed Obligations); (b) any defense based on any claim that such Parent Entity Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting such Parent Entity Guarantor’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Administrative Agent, the L/C Issuer or any other Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent, the L/C Issuer or any other Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties (other than as to the payment in full of the Guaranteed Obligations). Each Parent Entity Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.04      Obligations Independent.

The obligations of each Parent Entity Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against any Parent Entity Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

11.05      Subrogation.

Each Parent Entity Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations have been paid in full in cash (other than contingent Obligations that are not then due and payable) and the Commitments are terminated. If any amounts are paid to any Parent Entity Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent, the L/C Issuer and the other Lenders and shall forthwith be paid to the Administrative Agent, the L/C Issuer and the other Lenders to reduce the amount of the Obligations, whether matured or unmatured.

11.06      Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the earlier of (i) the payment in cash of all Guaranteed Obligations and the Commitments with respect to the Guaranteed Obligations are terminated (other than contingent indemnification obligations as to which no claim has been asserted) and (ii) the release of the applicable Parent Entity Guarantor pursuant to Section 10.01(f). Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Parent Entity Guarantor is made, or any of the Administrative Agent, the L/C Issuer or the other Lenders exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Administrative Agent, the L/C Issuer or the other Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent, the L/C Issuer or the other Lenders are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Parent Entity Guarantor under this Section 11.06 shall survive termination of this Guaranty.

11.07       Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Parent Entity Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Parent Entity Guarantors immediately upon demand by the Administrative Agent or the Lenders.

11.08      Condition of Borrowers.

Each Parent Entity Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from any Borrower such information concerning the financial condition, business and operations of any Borrower as such Parent Entity Guarantor requires, and that none of the Administrative Agent, the L/C Issuer or any other Lender has any duty, and such Parent Entity Guarantor is not relying on the Administrative Agent, the L/C Issuer or any other Lender at any time, to disclose to it any information relating to the business, operations or financial condition of any Borrower (such Parent Entity Guarantor waiving any duty on the part of the Administrative Agent, the L/C Issuer or any other Lender to disclose such information and any defense relating to the failure to provide the same).

11.09      Release of Parent Entity Guarantors. A Parent Entity Guarantor (other than the Parent Guarantor) shall be automatically released from this Guaranty, and any Liens granted by such Parent Entity Guarantor in respect of the Obligations shall be automatically released, if (a) such Parent Entity Guarantor ceases to be a Wholly-Owned Subsidiary of the Parent Guarantor and ceases to directly or indirectly hold any Equity Interests of the Company in a transaction not prohibited by this Agreement; and (b) the Administrative Agent shall have received a certificate of the Company signed by a Responsible Officer certifying that, as of the date of such release, (x) the matters set forth in clause (a) are true and correct, (y) no Default or Event of Default shall then exist or would occur as a result of such releases and (z) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of release of such Parent Entity Guarantor (other than (i) such representations and warranties which are expressly made only as of the Closing Date and (ii) following the occurrence of the Investment Grade Election Effective Date, the representations and warranties set forth in Section 5.05(c) and Section 5.22, which, following the occurrence of the Investment Grade Election Effective Date, shall be made only as of the last date on which such representations and warranties were made under the Loan Documents prior to the Investment Grade Election Effective Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) as of such earlier date, and except that for purposes of this Section 11.09, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01. The Administrative Agent agrees to furnish to the Company, promptly after the Company’s request and at the Company’s sole cost and expense, any release, termination, or other agreement or document as is reasonably necessary or advisable to evidence the foregoing release or as may be reasonably requested by the Company.

Article XII

Subsidiary Guarantor Continuing Guaranty

12.01       Guaranty.

Each Subsidiary Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations (for each Subsidiary Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of such Subsidiary Guarantor shall exclude any Excluded Swap Obligations with respect to such Subsidiary Guarantor and (b) the liability of such Subsidiary Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Subsidiary Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Subsidiary Guarantor, or any of them, under this Guaranty, and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than a defense as to the payment in full of the Guaranteed Obligations).

12.02      Rights of Lenders.

Each Subsidiary Guarantor consents and agrees that the Administrative Agent, the L/C Issuer and each of the other Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer or any of the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Subsidiary Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Subsidiary Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Subsidiary Guarantor.

12.03       Certain Waivers.

Each Subsidiary Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent or any other Lender) of the liability of any Borrower (other than as to the payment in full of the Guaranteed Obligations); (b) any defense based on any claim that such Subsidiary Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Administrative Agent or any other Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any other Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties (other than as to the payment in full of the Guaranteed Obligations). Each Subsidiary Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

12.04       Obligations Independent.

The obligations of each Subsidiary Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against such Subsidiary Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

12.05       Subrogation.

No Subsidiary Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations have been paid in full in cash (other than contingent Obligations that are not then due and payable) and the Commitments are terminated. If any amounts are paid to any Subsidiary Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent, the L/C Issuer and the other Lenders and shall forthwith be paid to the Administrative Agent, the L/C Issuer and the other Lenders to reduce the amount of the Obligations, whether matured or unmatured.

12.06       Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the earlier of (i) the payment in cash of all Guaranteed Obligations and the Commitments with respect to the Guaranteed Obligations are terminated (other than contingent indemnification obligations as to which no claim has been asserted) and (ii) the release of the applicable Subsidiary Guarantor pursuant to Section 12.10. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or the applicable Subsidiary Guarantor is made, or any of the Administrative Agent, the L/C Issuer or the other Lenders exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Administrative Agent, the L/C Issuer or the other Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent, the L/C Issuer or the other Lenders are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Subsidiary Guarantor under this Section 12.06 shall survive termination of this Guaranty.

12.07      Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Subsidiary Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Subsidiary Guarantor immediately upon demand by the Administrative Agent or the Lenders.

12.08      Condition of Borrowers.

Each Subsidiary Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from any Borrower such information concerning the financial condition, business and operations of any Borrower as such Subsidiary Guarantor requires, and that none of the Administrative Agent, the L/C Issuer or any other Lender has any duty, and neither Subsidiary Guarantor is relying on the Administrative Agent, the L/C Issuer or any other Lender at any time, to disclose to it any information relating to the business, operations or financial condition of any Borrower (each Subsidiary Guarantor waiving any duty on the part of the Administrative Agent, the L/C Issuer or any other Lender to disclose such information and any defense relating to the failure to provide the same).

12.09      Subordination. Each Subsidiary Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to such Subsidiary Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to such Subsidiary Guarantor as subrogee of the Administrative Agent, on behalf of the Lenders, or resulting from such Subsidiary Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Administrative Agent so requests, after the occurrence and during the continuance of an Event of Default, any such obligation or indebtedness of any Borrower to any Subsidiary Guarantor shall be enforced and performance received by such Subsidiary Guarantor as trustee for the Administrative Agent, on behalf of the Lenders, and the proceeds thereof shall be paid over to the Administrative Agent, on behalf of the Lenders, on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Subsidiary Guarantor under this Guaranty.

12.10      Release of Subsidiary Guarantors. A Subsidiary Guarantor shall be automatically released from this Guaranty, and any Liens granted by such Subsidiary Guarantor in respect of the Obligations shall be automatically released, if: (a) (i) prior to the Investment Grade Election Effective Date, such Subsidiary Guarantor is not a Covered Unencumbered Pool Entity (including, for the avoidance of doubt, after giving effect to any transaction not prohibited by this Agreement) or Unsecured Debt Subsidiary; or (ii) on or after the Investment Grade Election Effective Date, such Subsidiary Guarantor is not an Unsecured Debt Subsidiary pursuant to a transaction not prohibited by this Agreement; and (b) the Administrative Agent shall have received a certificate of the Company signed by a Responsible Officer certifying that, as of the date of such release, (x) the matters set forth in clause (a)(i) or (a)(ii), as applicable, are true and correct, (y) no Default or Event of Default shall then exist or would occur as a result of such releases and (z) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of release of such Subsidiary Guarantor (other than (i) such representations and warranties which are expressly made only as of the Closing Date and (ii) following the occurrence of the Investment Grade Election Effective Date, the representations and warranties set forth in Section 5.05(c) and Section 5.22, which, following the occurrence of the Investment Grade Election Effective Date, shall be made only as of the last date on which such representations and warranties were made under the Loan Documents prior to the Investment Grade Election Effective Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) as of such earlier date, and except that for purposes of this Section 12.10, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01. The Administrative Agent agrees to furnish to the Company, promptly after the Company’s request and at the Company’s sole cost and expense, any release, termination, or other agreement or document as is reasonably necessary or advisable to evidence the foregoing release or as may be reasonably requested by the Company.

Article XIII

COMPANY’s Continuing Guaranty

13.01       Guaranty.

The Company hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations of each other Borrower (for the Company, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of the Company shall exclude any Excluded Swap Obligations with respect to the Company and (b) the liability of the Company individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Company, or any of them, under this Guaranty, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than a defense as to the payment in full of the Guaranteed Obligations).

13.02       Rights of Lenders.

The Company consents and agrees that the Administrative Agent, the L/C Issuer and each of the other Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer or any of the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Company under this Guaranty or which, but for this provision, might operate as a discharge of the Company.

13.03       Certain Waivers.

The Company waives (a) any defense arising by reason of any disability or other defense of any Borrower, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent, the L/C Issuer or any other Lender) of the liability of any Borrower (other than as to the payment in full of the Guaranteed Obligations); (b) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Company’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Administrative Agent, the L/C Issuer or any other Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent, the L/C Issuer or any other Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties (other than as to the payment in full of the Guaranteed Obligations). The Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

13.04       Obligations Independent.

The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

13.05       Subrogation.

The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations have been paid in full in cash (other than contingent Obligations that are not then due and payable) and the Commitments are terminated. If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent, the L/C Issuer and the other Lenders and shall forthwith be paid to the Administrative Agent, the L/C Issuer and the other Lenders to reduce the amount of the Obligations, whether matured or unmatured.

13.06       Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the payment in cash of all Guaranteed Obligations and the Commitments with respect to the Guaranteed Obligations are terminated (other than contingent indemnification obligations as to which no claim has been asserted). Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any other Borrower or the Company is made, or any of the Administrative Agent, the L/C Issuer or the other Lenders exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Administrative Agent, the L/C Issuer or the other Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent, the L/C Issuer or the other Lenders are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this Section 13.06 shall survive termination of this Guaranty.

13.07       Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or any other Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Administrative Agent or the Lenders.

13.08       Condition of Borrowers.

The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from any Borrower such information concerning the financial condition, business and operations of any Borrower as the Company requires, and that none of the Administrative Agent, the L/C Issuer or any other Lender has any duty, and the Company is not relying on the Administrative Agent, the L/C Issuer or any other Lender at any time, to disclose to it any information relating to the business, operations or financial condition of any Borrower (the Company waiving any duty on the part of the Administrative Agent, the L/C Issuer or any other Lender to disclose such information and any defense relating to the failure to provide the same).

13.09       Release of Company.

The Company shall be automatically released from this Guaranty with respect to the Guaranteed Obligations of any Designated Borrower, and any Liens granted by the Company in respect of such Guaranteed Obligations shall be automatically released, if: (a) such Guaranteed Obligations of such Designated Borrower are repaid or otherwise discharged in full at any time; (b) such Designated Borrower shall cease to be a Designated Borrower hereunder; and (c) the Administrative Agent shall have received a certificate of the Company signed by a Responsible Officer certifying that, as of the date of such release, (x) the matters set forth in clause (a) are true and correct, (y) no Default or Event of Default shall then exist or would occur as a result of such releases and (z) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of release of the Company (other than (i) such representations and warranties which are expressly made only as of the Closing Date and (ii) following the occurrence of the Investment Grade Election Effective Date, the representations and warranties set forth in Section 5.05(c) and Section 5.22, which, following the occurrence of the Investment Grade Election Effective Date, shall be made only as of the last date on which such representations and warranties were made under the Loan Documents prior to the Investment Grade Election Effective Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) as of such earlier date, and except that for purposes of this Section 13.09, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01. The Administrative Agent agrees to furnish to the Company, promptly after the Company’s request and at the Company’s sole cost and expense, any release, termination, or other agreement or document as is reasonably necessary or advisable to evidence the foregoing release or as may be reasonably requested by the Company.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JANUS LIVING OP, LLC, as the Company and a Borrower

By: Janus Living, Inc., its managing member

By:	/s/ Ankit Patadia
Name:	Ankit Patadia
Title:	Executive Vice President – Finance and Treasurer

JANUS LIVING, INC., as the Parent Guarantor

By:	/s/ Ankit Patadia
Name:	Ankit Patadia
Title:	Executive Vice President – Finance and Treasurer

[Signature Page to Amended and Restated Credit Agreement]

JANUS LIVING TRS, LLC
JANUS LIVING TRS 2, LLC,
as Subsidiary Guarantors

By: Janus Living OP, LLC, its sole member

By: Janus Living, Inc., its managing member

By:	/s/ Ankit Patadia
Name:	Ankit Patadia
Title:	Executive Vice President – Finance and Treasurer

ALEWIFE PROPCO 1, LLC BRANDYWINE GP, LLC
HCP S-H OPCO TRS, LLC
JANUS FUND 1, LLC,
as Subsidiary Guarantors

By:	/s/ Patrick Cheng
Name:	Patrick Cheng
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

BOTHELL OPCO 1, LLC
BOTHELL PROPCO 1, LLC
BRANDYWINE HOLDCO A, LLC
BRANDYWINE HOLDCO B, LLC
EAST COBB OPCO 1, LLC
EAST COBB PROPCO 1, LLC
FDG-VINTAGE PARK II PROPERTY, LLC
LEESBURG OPCO 1, LLC
LEESBURG PROPCO 1, LLC
LPC OPCO HOLDCO, LLC
LPC PROPCO HOLDCO, LLC
NONA LAKES OPCO 1, LLC
NONA LAKES PROPCO 1, LLC
QUADRANGLE HOLDCO A, LLC
QUADRANGLE HOLDCO B, LLC
SH OPCO HOLDCO, LLC
SH PROPCO HOLDCO, LLC
WEST COBB OPCO 1, LLC
WEST COBB PROPCO 1, LLC
WILDWOOD OPCO 1, LLC
WILDWOOD PROPCO 1, LLC,
as Subsidiary Guarantors

By:	/s/ Patrick Cheng
Name:	Patrick Cheng
Title:	President

[Signature Page to Amended and Restated Credit Agreement]

Acworth OpCo 1, LLC
Acworth PropCo 1, LLC
Alpharetta OpCo 1, LLC
Alpharetta PropCo 1, LLC
Amarillo OpCo 1, LLC
Amarillo PropCo 1, LLC
Ann Arbor OpCo 1, LLC
Ann Arbor PropCo 1, LLC
Austin OpCo 1, LLC
Austin OpCo Member, LLC
Austin PropCo 1, LLC
Austin PropCo Member, LLC
Beaumont OpCo 1, LLC
Beaumont PropCo 1, LLC
Blue Springs OpCo 1, LLC
Boynton Beach OpCo 1, LLC
Boynton Beach PropCo 1, LLC
Bradenton OpCo 1, LLC
Bradenton PropCo 1, LLC
Breese OpCo 1, LLC
Breese PropCo 1, LLC
Carbondale OpCo 1, LLC
Carbondale PropCo 1, LLC
CH PropCo Member 1, LLC
CH PropCo Member 2, LLC
Charleston OpCo 1, LLC
Charleston PROpCo 1, LLC
Columbia OpCo 1, LLC
Columbia PropCo 1, LLC
Decatur OpCo 1, LLC
Decatur PropCo 1, LLC
Des Peres OpCo 1, LLC
Des Peres PropCo 1, LLC
Dyer OpCo 1, LLC
El Paso OpCo 1, LLC
El Paso PropCo 1, LLC
Evanston OpCo 1, LLC
Evanston PropCo 1, LLC
Fleming Island OpCo 1, LLC
Fleming Island PropCo 1, LLC,
as Subsidiary Guarantors

By:	/s/ Patrick Cheng
Name:	Patrick Cheng
Title:	President

[Signature Page to Amended and Restated Credit Agreement]

Greendale OpCo 1, LLC
Greendale PropCo 1, LLC
Greensboro OpCo 1, LLC
Greensboro PROpCo 1, LLC
Katy OpCo 1, LLC
Katy PropCo 1, LLC
La Vista OpCo 1, LLC
La Vista PropCo 1, LLC
Lakewood OpCo 1, LLC
Lakewood PropCo 1, LLC
Leander OpCo 1, LLC
Leander PropCo 1, LLC
Lebanon OpCo 1, LLC
Lebanon PropCo 1, LLC
Lexington OpCo 1, LLC
Lexington OpCo Member, LLC
Lexington PropCo 1, LLC
Lexington PropCo Member, LLC
Lubbock OpCo 1, LLC
Lubbock PropCo 1, LLC
Lynnwood OpCo 1, LLC
Lynnwood PropCo 1, LLC
Naples OpCo 1, LLC
Naples OpCo Member, LLC
Naples PropCo 1, LLC
Naples PropCo Member, LLC
Nicholasville OpCo 1, LLC
Ocoee OpCo 1, LLC
Ocoee PropCo 1, LLC
Overland Park OpCo 1, LLC
Overland Park PropCo 1, LLC
Redmond OpCo 1, LLC
Redmond PropCo 1, LLC
Reno OpCo 1, LLC
Reno PropCo 1, LLC
Richmond OpCo 1, LLC
Richmond PropCo 1, LLC
Roswell OpCo 1, LLC
Roswell PropCo 1, LLC
Santa Fe OpCo 1, LLC
Santa Fe PropCo 1, LLC,
as Subsidiary Guarantors

By:	/s/ Patrick Cheng
Name:	Patrick Cheng
Title:	President

[Signature Page to Amended and Restated Credit Agreement]

Schertz OpCo 1, LLC
Schertz PropCo 1, LLC
SH OpCo HoldCo 2, LLC
SH PropCo HoldCo 2, LLC
Simpsonville OpCo 1, LLC
Simpsonville PropCo 1, LLC
Spartanburg OpCo 1, LLC
Spartanburg PropCo 1, LLC
St. Augustine OpCo 1, LLC
St. Augustine PropCo 1, LLC
St. Charles OpCo 1, LLC
Tallahassee OpCo 1, LLC
Tallahassee PropCo 1, LLC
Tucson OpCo 1, LLC
Tucson OpCo Member, LLC
Tucson PropCo 1, LLC
Tucson PropCo Member, LLC
Woodridge OpCo 1, LLC
Woodstock OpCo 1, LLC
Woodstock PropCo 1, LLC,
as Subsidiary Guarantors

By:	/s/ Patrick Cheng
Name:	Patrick Cheng
Title:	President

[Signature Page to Amended and Restated Credit Agreement]

BRANDYWINE PROPCO 1, LLC
CCRC – BRANDYWINE, LLC
CCRC – FREEDOM FAIRWAYS GOLF COURSE, LLC
CCRC – FREEDOM POINTE AT THE VILLAGES, LLC
CCRC – LAKE PORT SQUARE, LLC
CCRC – REGENCY OAKS, LLC
CCRC – SOUTH PORT SQUARE, LLC
CCRC HOLDCO – HOLLAND, LLC
CCRC OPCO – BRADENTON, LLC
CCRC OPCO – CYPRESS VILLAGE, LLC
CCRC OPCO – FREEDOM SQUARE, LLC
CCRC OPCO – GALLERIA WOODS, LLC
CCRC OPCO – GLEANNLOCH FARMS, LLC
CCRC OPCO – HOLLAND, LLC
CCRC OPCO – SUN CITY CENTER, LLC
CCRC OPCO VENTURES, LLC
CCRC PROPCO - BRADENTON, LLC
CCRC PROPCO – CYPRESS VILLAGE, LLC
CCRC PROPCO – FREEDOM PLAZA, LLC
CCRC PROPCO – FREEDOM SQUARE, LLC
CCRC PROPCO – GALLERIA WOODS, LLC
CCRC PROPCO – GLEANNLOCH FARMS, LLC
CCRC PROPCO – HOLLAND, LLC
CCRC PROPCO – HOMEWOOD RESIDENCE, LLC
CCRC PROPCO – LADY LAKE, LLC
CYPRESS GARDEN HOMES, LLC
HCP MA3 PENNSYLVANIA, LLC
HCP MA3 VIRGINIA, LLC
HCP S-H SUNRISE OPCO HOLDCO, LLC
LAKE PORT SQUARE PROPCO 1, LLC
LAKE SEMINOLE SQUARE, LLC
LAKE SEMINOLE SQUARE PROPCO 1, LLC
REGENCY OAKS PROPCO 1, LLC
S-H OPCO CLEAR LAKE, LLC
S-H OPCO FIRST COLONY, LLC
S-H OPCO GERMANTOWN, LLC
S-H OPCO PARK AT VERNON HILLS, LLC
S-H OPCO PECAN PARK, LLC,
as Subsidiary Guarantors

By:	/s/ Patrick Cheng
Name:	Patrick Cheng
Title:	Vice President & Corporate Secretary

[Signature Page to Amended and Restated Credit Agreement]

S-H OPCO TERRACE MEMORIAL CITY, LLC
S-H OPCO TERRACE WEST, LLC
S-H OPCO VINTAGE PARK AL, LLC
S-H OPCO GALLERIA, LLC
S-H THIRTY-FIVE OPCO - ARVADA MERIDIAN, LLC
S-H THIRTY-FIVE OPCO - BOULDER MERIDIAN, LLC
S-H THIRTY-FIVE OPCO - LAKEWOOD MERIDIAN, LLC
S-H THIRTY-FIVE OPCO - LOWRY, LLC
S-H THIRTY-FIVE OPCO – NORTH RICHLAND HILLS, LLC
S-H THIRTY-FIVE OPCO – ROUND ROCK, LLC
S-H THIRTY-FIVE OPCO – SAN MARCOS, LLC
S-H THIRTY FIVE OPCO - WESTLAND MERIDIAN, LLC
SH OPCO OLNEY, LLC
SH OPCO THE FAIRFAX, LLC
SH OPCO THE QUADRANGLE, LLC
SH OPCO VINTAGE PARK II, LLC
SOUTH PORT SQUARE PROPCO 1, LLC
THE VILLAGES PROPCO 1, LLC

By:	/s/ Patrick Cheng
Name:	Patrick Cheng
Title:	Vice President & Corporate Secretary

[Signature Page to Amended and Restated Credit Agreement]

S-H THIRTY-FIVE PROPCO - NORTH RICHLAND HILLS 1, LLC
S-H THIRTY-FIVE PROPCO - NORTH RICHLAND HILLS 2, LLC
S-H THIRTY-FIVE PROPCO – ARVADA MERIDIAN, LLC
S-H THIRTY-FIVE PROPCO – BOULDER MERIDIAN, LLC
S-H THIRTY-FIVE PROPCO – LAKEWOOD MERIDIAN, LLC
S-H THIRTY-FIVE PROPCO – LOWRY, LLC
S-H THIRTY-FIVE PROPCO - ROUND ROCK, LLC
S-H THIRTY FIVE PROPCO - SAN MARCOS, LLC
S-H THIRTY-FIVE PROPCO – WESTLAND MERIDIAN, LLC
SH 2019 OPCO HOLDCO II, LLC
SH PROPCO CLEAR LAKE, LLC
SH PROPCO FIRST COLONY, LLC
SH PROPCO GALLERIA, LLC
SH PROPCO GERMANTOWN, LLC
SH PROPCO OLNEY II, LLC
SH PROPCO PARK AT VERNON HILLS, LLC
SH PROPCO PECAN PARK, LLC
SH PROPCO TERRACE MEMORIAL CITY, LLC
SH PROPCO TERRACE WEST, LLC
SH PROPCO VINTAGE PARK AL, LLC,
as Subsidiary Guarantors

By:	/s/ Patrick Cheng
Name:	Patrick Cheng
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

bank of america, n.a., as Administrative Agent

By:	/s/Liliana Claar
Name: Liliana Claar
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

bank of america, n.a., as a Revolving Lender and an L/C Issuer

By:	/s/ Darren Merten
Name: Darren Merten
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Revolving Lender

By:	/s/ Jason Baeten
Name: Jason Baeten
Title: Executive Director

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Andrea Chen
Name: Andrea Chen
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as a Revolving Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Revolving Lender

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Revolving Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a Revolving Lender

By:	/s/ William Behuniak
Name: William Behuniak
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ James A. Harmann
Name: James A. Harmann
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., as a Revolving Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Revolving Lender

By:	/s/ Jill Wong
Name: Jill Wong
Title: Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Laura Conway
Name: Laura Conway
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

TRUIST BANK, as a Revolving Lender

By:	/s/ Alexandra Korchmar
Name: Alexandra Korchmar
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

BNP PARIBAS, as a Revolving Lender

By:	/s/ John Bosco
Name: John Bosco
Title: Managing Director

By:	/s/ Kirby Young
Name: Kirby Young
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

TD BANK, N.A., as a Revolving Lender

By:	/s/ George Skoufis
Name: George Skoufis
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Revolving Lender

By:	/s/ Robb Gass
Name: Robb Gass
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:	/s/ Zara Kamal
Name: Zara Kamal
Title: Executive Director

[Signature Page to Amended and Restated Credit Agreement]

CAPITAL ONE NATIONAL BANK, as a Revolving Lender

By:	/s/ Melissa DeVito
Name: Melissa DeVito
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Revolving Lender

By:	/s/ Eva S. McQuillen
Name: Eva S. McQuillen
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

M&T BANK, as a Revolving Lender

By:	/s/ Ethan D’Arcangelo
Name: Ethan D’Arcangelo
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

REGIONS BANK, as a Revolving Lender

By:	/s/ Nicholas R. Frerman
Name: Nicholas R. Frerman
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Travis H. Myers
Name: Travis H. Myers
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]